CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL, AND THE REGISTRANT TREATS SUCH INFORMATION AS PRIVATE AND CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

TELLURIAN PRODUCTION LLC

and

Tellurian Operating llc,

COLLECTIVELY, AS SELLER

AND

AETHON UNITED BR LP

AND

AETHON III BR LLC,

COLLECTIVELY, AS BUYER

DATED

MAY 28, 2024

TABLE OF CONTENTS

Page

Article I
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms	1
1.2	References and Rules of Construction	1
1.3	Louisiana Terminology	2

Article II
PURCHASE AND SALE

2.1	Purchase and Sale	2
2.2	Excluded Assets	4
2.3	Revenues and Expenses	4

Article III
PURCHASE PRICE

3.1	Base Purchase Price; Deposit	6
3.2	Adjustments to Base Purchase Price	6
3.3	Preliminary Settlement Statement	9
3.4	Final Settlement Statement	9
3.5	Disputes	10
3.6	Allocated Values	11
3.7	Purchase Price Allocation	11
3.8	Allocation for Imbalances at Closing	12

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

4.1	Organization, Existence and Qualification	12
4.2	Authority, Approval and Enforceability	12
4.3	No Conflicts	12
4.4	Bankruptcy	13
4.5	Litigation	13
4.6	Consents	13
4.7	Preferential Purchase Rights	13
4.8	Material Contracts	13
4.9	No Violation of Laws	15
4.10	Royalties	15
4.11	Imbalances	15
4.12	Current Commitments	15
4.13	Taxes	15
4.14	Brokers’ Fees	16
4.15	Permits	16

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4.16	Environmental Laws	16
4.17	Payments for Production	17
4.18	Payout Status	17
4.19	Asset Credit Support	17
4.20	Wells	17
4.21	Special Warranty of Defensible Title	18
4.22	Amounts in Suspense	18
4.23	Specified Representations	18
4.24	No Hedging	19
4.25	Post-Effective Time Operations	19
4.26	Midstream Assets	19
4.27	Affiliate Arrangements	19
4.28	Non-Consent Operations	19
4.29	Lease Status	19
4.30	Surface Use	20
4.31	Lease Operating Statements	20
4.32	Condemnation	20
4.33	Personal Property	20
4.34	Exclusivity of Representations; Disclaimer	20

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization, Existence, and Qualification	21
5.2	Authority, Approval and Enforceability	21
5.3	No Conflicts	21
5.4	Consents	22
5.5	Bankruptcy	22
5.6	Litigation	22
5.7	Financing	22
5.8	Regulatory	22
5.9	Independent Evaluation	23
5.10	Brokers’ Fees	23
5.11	Accredited Investor	23
5.12	R&W Insurance Policy	23

Article VI
COVENANTS

6.1	Conduct of Business	24
6.2	Successor Operator	25
6.3	Asset Credit Support	26
6.4	Record Retention	26
6.5	Right to Cure	26
6.6	Affiliate Services	26
6.7	Certain AFEs	27
6.8	R&W Insurance	27

6.9	Release of Specified Lien	27

Article VII
BUYER’S CONDITIONS TO CLOSING

7.1	Representations and Warranties	27
7.2	Performance	28
7.3	No Proceedings	28
7.4	Title and Environmental Defects; Hard Consents; Preferential Purchase Rights; and Casualty Losses	28
7.5	Closing Deliverables	28

Article VIII
SELLER’S CONDITIONS TO CLOSING

8.1	Representations and Warranties	29
8.2	Performance	29
8.3	No Proceedings	29
8.4	Title and Environmental Defects; Hard Consents; and Casualty Losses	29
8.5	Closing Deliverables	30

Article IX
CLOSING

9.1	Date of Closing	30
9.2	Place of Closing	30
9.3	Closing Obligations	30
9.4	Records	32
9.5	Subsequent Closings	32

Article X
ACCESS; DISCLAIMERS

10.1	Access	32
10.2	Confidentiality	35
10.3	Disclaimers	35

Article XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1	General Disclaimer of Title Representations and Warranties	37
11.2	Notice of Title Defects; Defect Adjustments	38
11.3	Casualty Loss	44
11.4	Consents to Assign	44
11.5	Preferential Purchase Rights	45

Article XII
ENVIRONMENTAL MATTERS

12.1	Notice of Environmental Defects	46
12.2	NORM, Asbestos, Wastes and Other Substances	50

Article XIII
TERMINATION, DEFAULT AND REMEDIES

13.1	Right of Termination	50
13.2	Effect of Termination	51
13.3	Return of Documentation and Confidentiality	52

Article XIV
MISCELLANEOUS

14.1	Assumed Liabilities; No Survival	52
14.2	Appendices, Exhibits and Schedules	54
14.3	Expenses	55
14.4	Taxes	55
14.5	Assignment	57
14.6	Preparation of Agreement	57
14.7	Publicity	57
14.8	Notices	58
14.9	Further Cooperation	59
14.10	Filings, Notices and Certain Governmental Approvals	59
14.11	Entire Agreement; Conflicts	59
14.12	Parties in Interest	60
14.13	Amendment	60
14.14	Waiver; Rights Cumulative	60
14.15	Governing Law; Jurisdiction; Waiver of Jury Trial	60
14.16	Severability	61
14.17	Removal of Name	61
14.18	Counterparts	61
14.19	Specific Performance	61
14.20	Further Assurances	62
14.21	Affiliate Liability	62
14.22	Time is of the Essence	62
14.23	Waiver of Right to Rescission	63
14.24	Non-Compensatory Damages	63

LIST OF EXHIBITS AND SCHEDULES

Annex I	—	Defined Terms
Exhibit A-1	—	Leases
Exhibit A-2	—	Tracts
Exhibit B	—	Wells
Exhibit B-1	—	Wells in Progress
Exhibit C	—	Gas Gathering Systems
Exhibit D	—	Surface Rights
Exhibit E	—	Personal Property
Exhibit F	—	Excluded Assets
Exhibit G-1	—	Form of Assignment and Bill of Sale and Conveyance
Exhibit G-2	—	Form of Mineral Deed with Special Warranty
Exhibit H	—	R&W Insurance Policy Binder and Policy
Exhibit I	—	Form of Escrow Agreement
Exhibit J	—	Form of Transition Services Agreement

Schedule 4.5	—	Litigation
Schedule 4.6	—	Consents
Schedule 4.7	—	Preferential Purchase Rights
Schedule 4.8	—	Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Royalties
Schedule 4.11	—	Imbalances
Schedule 4.12	—	Current Commitments
Schedule 4.13	—	Taxes
Schedule 4.15	—	Permits
Schedule 4.16	—	Environmental Laws
Schedule 4.17	—	Payments for Production
Schedule 4.18	—	Payout Status
Schedule 4.19	—	Asset Credit Support
Schedule 4.20(b)	—	Wells
Schedule 4.22	—	Amounts in Suspense
Schedule 4.23(a)	—	Specified Representations – Operations of Purchased Assets
Schedule 4.23(b)	—	Specified Representations – Hazardous Substances
Schedule 4.23(c)	—	Specified Representations – Fines and Penalties
Schedule 4.23(d)	—	Specified Representations – Conduct of Seller
Schedule 4.23(e)	—	Specified Representations – Payments
Schedule 4.26	—	Midstream Assets and Personal Property
Schedule 4.28	—	Non-Consent Operations
Schedule 4.29	—	Lease Status
Schedule 4.30	—	Surface Use
Schedule 4.31	—	Lease Operating Statements
Schedule 6.1	—	Conduct of Business
Schedule I-1	—	Seller’s Knowledge Persons
Schedule PE	—	Permitted Encumbrances

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 28th day of May, 2024 (the “Execution Date”), and is by and among Tellurian Production LLC, a Delaware limited liability company (“Tellurian Production”), and Tellurian Operating LLC, a Delaware limited liability company (collectively with Tellurian Production, “Seller”), and Aethon United BR LP, a Delaware limited partnership (“AU BR”), and Aethon III BR LLC, a Delaware limited liability company (collectively with AU BR, “Buyer”). Seller and Buyer may be referred to herein each as a “Party” and together as the “Parties.” The transaction(s) contemplated by this Agreement may be referred to as the “Transaction” or “Transactions.”

RECITALS

WHEREAS, Seller owns certain oil and gas leases, wells, and other associated assets situated in Bienville, Bossier, Caddo, DeSoto, Natchitoches, Red River, Sabine, and Webster Parish, Louisiana, as more fully described on Exhibits A-1, A-2, B, B-1 and C; and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Purchased Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1            Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.

1.2            References and Rules of Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, the words “or,” “either,” or “any” shall not be exclusive. Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns.

1.3            Louisiana Terminology. In this Agreement, and without intending to modify the choice of law set forth in Section 14.15, the following terms will have the following meanings with respect to any of the Purchased Assets located in the state of Louisiana. Each reference to “easement” will include a reference to “servitude,” each reference to “buildings” will include a reference to “other constructions,” each reference to a county, in reference to a subdivision of the state of Louisiana, will include a reference to a Louisiana parish; the terms “land,” “real property,” and “real estate” will include “immovable property” as that term is used in the Louisiana Civil Code; the term “personal property” will include “movable property” as that term is used in the Louisiana Civil Code; the term “tangible property” will include “corporeal property”, as that term is used in the Louisiana Civil Code; the term “intangible property” will include “incorporeal property” as that term is used in the Louisiana Civil Code; the terms “fee title,” “fee estate,” or “fee simple title” will mean “full ownership interest” as that term is used in the Louisiana Civil Code; and the term “condemnation” will include “expropriation” as that term is used in Louisiana law.

Article II
PURCHASE AND SALE

2.1            Purchase and Sale. Subject to the terms, provisions, and conditions of this Agreement, Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and pay for all of Seller’s right, title and interest in and to the following assets (such assets, less and except the Excluded Assets, collectively, the “Purchased Assets”) for the considerations detailed in Article III of this Agreement:

(a)            all oil, gas, oil and gas and/or other Hydrocarbon leases, subleases and other leases, mineral interests, mineral servitude interests, executive right interests, mineral royalty interests, mineral lease royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests, and other similar interests (including any ratifications, extension or amendments) set forth on Exhibit A-1 (the “Leases”) or Exhibit A-2, together with the right, title and interest of Seller in and to the leasehold estates and other interests created thereby and all other rights therein and the lands covered thereby or pooled or unitized therewith (“Lands”), together with all rights of ingress and egress across such Lands;

(b)            (i) all oil, gas, and other wells (including the oil and gas wells set forth on Exhibit B, the “Wells”) and all drilled but uncompleted oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit B-1, the “Wells in Progress”), and (x) to the extent the Base Purchase Price is increased pursuant to Section 3.2(a)(ii), all Hydrocarbons produced from or allocated to the Wells in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time and (y) all other Hydrocarbons produced from or allocated to the Wells at or after the Effective Time, and (ii) all water, injection and other wells (such wells, including the non-oil and gas wells set forth on Exhibit B, the “Other Wells”), in each case, (1) located on any of the Leases, Lands, Tracts, Units or on any other lease with which any such Lease has been pooled or unitized or on any of the Surface Rights and (2) whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;

(c)            all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Leases, Tracts, Wells, or Other Wells and the units created thereby (the “Units”);

(d)            those certain natural gas gathering pipeline systems located in Bossier, DeSoto, Natchitoches, and Red River Parish, Louisiana, as more particularly described on Exhibit C, together with all pressure control devices, valves, pipes, scrubbers, machinery, gauges, meters, measurement facilities, loading and unloading facilities, fittings, fixtures, slug catchers, drip delivery systems, units, tanks, berms, gathering lines, pipelines, traps, pig launchers, cathodic protection equipment and radios, and all other equipment, facilities and structures appurtenant to such gas gathering systems or related thereto that are currently owned or held for use by Seller (in each case) in connection with Seller’s ownership or operation of all or any portion of such gas gathering systems, including all such equipment, facilities and structures set forth on Exhibit E (the “Midstream Assets”);

(e)            all Applicable Contracts and all rights thereunder;

(f)            all surface ownership interests, surface leases, surface rights, permits, licenses, servitudes, easements, surface and road use agreements, surface leases, railroad crossing authorizations, ingress and egress agreements, water access agreements, water rights and rights-of-way, in each case, to the extent used or held for use in connection with the ownership or operation of any of the Leases, Tracts, Wells, Units or other Purchased Assets (collectively, the “Surface Rights”), including those set forth on Exhibit D;

(g)            (i) all equipment, machinery, fixtures, tools, compressors, meters, tanks, pumps, boilers, casing, rods, tubing and other tangible personal property, equipment inventory and improvements, in each case, located on any of the Leases, Lands, Tracts, Wells, Units or other Purchased Assets used or held for use in connection with the ownership or operation thereof; and (ii) all field offices, yards and other interests and assets set forth on Exhibit E (collectively, the “Personal Property”), including the SCADA Equipment;

(h)            (i) all Third Party G&G Data unless it is subject to a transfer restriction that has not been consented to or waived prior to Closing; provided that, in connection with seeking such consent or waiver, Seller shall not be required to make any additional payments or incur any liabilities or obligations which Buyer has not agreed to pay or incur; and (ii) all Proprietary G&G Data, if any, in each case, to the extent relating to the Purchased Assets;

(i)            all Imbalances attributable to the Hydrocarbons produced from the Wells, a list of which is set forth on Schedule 4.11 (Parts I and II); and

(j)            subject to Section 9.4, copies of the files, records, information and data, whether written or electronically stored, to the extent relating to Seller’s ownership or operation of the Purchased Assets and in Seller’s possession or reasonable control (but excluding any files, records, information or data solely to the extent pertaining to the Excluded Assets), including: (i) land, lease, maps and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) operations records; (iv) environmental, production and accounting records; (v) facility and well records and (vi) books and records relating to Asset Taxes (collectively, “Records”).

2.2            Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the Excluded Assets.

2.3            Revenues and Expenses.

(a)            Subject to the provisions hereof (including Section 3.2(a)), Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits) and shall remain responsible for all Property Expenses, in each case, attributable to the Purchased Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible (by payment, through the adjustments to the Base Purchase Price hereunder or otherwise) for all Property Expenses, in each case, attributable to the Purchased Assets for the period of time from and after the Effective Time. “Property Expenses” shall mean all costs and expenses (including costs of insurance, bonds and other guarantees) and all capital expenditures, in each case, incurred in the drilling, completion, ownership and/or operation of the Purchased Assets, and Third Party overhead costs charged or chargeable to the Purchased Assets under any relevant operating agreement, unit agreement, allocation agreement, production sharing agreement, pooling agreement or similar agreement, if any, but excluding any Taxes, and Seller’s monthly overhead amount (it being understood that such monthly overhead amount will be covered by the Base Purchase Price adjustment for overhead in Section 3.2(a)(v)). Additionally, Property Expenses shall include any costs and expenses paid by Seller or its Affiliates on behalf of the other joint interest owners with respect to the Purchased Assets that are attributable to the Interim Period. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

(b)            If, during the period of twenty-four (24) months from and after Closing, Buyer receives any income, proceeds, revenue, or other amounts to which Seller is entitled under Section 2.3(a), Buyer shall fully disclose, account for, and promptly remit the same to Seller. If, during the period of twenty-four (24) months from and after Closing, Seller receives any income, proceeds, revenue, or other amounts with respect to the Purchased Assets to which Seller is not entitled pursuant to Section 2.3(a), Seller shall fully disclose, account for, and promptly remit the same to Buyer.

(c)            If, during the period of twenty-four (24) months from and after Closing, Buyer pays after Closing any Property Expenses for which Seller is responsible under Section 2.3(a), Seller shall reimburse Buyer promptly after receipt of an invoice with respect to such Property Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment. If, during the period of twenty-four (24) months from and after Closing, Seller pays any Property Expenses for which Seller is not responsible under Section 2.3(a), Buyer shall reimburse Seller promptly after receipt of an invoice with respect to such Property Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d)            For the avoidance of doubt, subject to Section 2.3(b) and (c), Seller shall be required to remit to Buyer any income, proceeds, revenue, or other amounts to which Seller receives after the Final Adjustment Amount is determined to Buyer promptly after receipt.

(e)            Subject to Section 3.4(a) but notwithstanding anything in this Agreement to the contrary, from and after the earlier of (i) the date that is sixty (60) days after Closing and (ii) the date on or after Closing on which Seller and Buyer execute a binding agreement with the operator (or its marketing Affiliate) identified on Part II of Schedule 4.11 regarding the post-Closing settlement of Imbalances (such agreement, the “Imbalance Agreement”), until the date that is twenty-four (24) months from and after Closing (such period, the “Imbalance Remittance Period”), to the extent Buyer receives any amounts related to or in connection with the Imbalances constituting the Purchased Assets and set forth on Part II of Schedule 4.11 (such Wells listed on Part II of Schedule 4.11, the “Imbalance Wells”), Buyer shall be required to remit all such amounts to Seller (less all applicable lease burdens) promptly after receipt; provided that for purposes of Buyer’s remittance obligations in this Section 2.3(e) all Imbalances associated with the Imbalance Wells shall be viewed in the aggregate such that even if one or more Imbalance Wells encounter reduced or delayed production of any kind over any portion of the Imbalance Remittance Period, Buyer will continue to remit to Seller the entirety of all such amounts related to any of the Imbalance Wells received by Buyer until the aggregate production volumes associated with such remittances equal the aggregate Imbalances constituting Purchased Assets relating to the Imbalance Wells, as of the Effective Time.  Seller and Buyer shall use commercially reasonable efforts to finalize and execute the Imbalance Agreement on or prior to the start of the Imbalance Remittance Period in form and substance that maximizes the likelihood that Buyer will receive, and remit to Seller, proceeds for all Imbalances associated with the Imbalance Wells during the Imbalance Remittance Period; provided that Buyer’s commercially reasonable efforts to finalize and execute the Imbalance Agreement shall not require Buyer to make any additional payments or incur any additional liabilities or obligations.

Article III
PURCHASE PRICE

3.1            Base Purchase Price; Deposit.

(a)            The purchase price for the Purchased Assets shall be an amount equal to Two Hundred Sixty Million Dollars ($260,000,000) (the “Base Purchase Price”), as adjusted in accordance with this Agreement (the Base Purchase Price, as adjusted in accordance with this Agreement, the “Adjusted Purchase Price”). The Adjusted Purchase Price, less the reductions to the Adjusted Purchase Price set forth in Section 9.3(d), shall be paid by Buyer to Seller at the Closing by wire transfer in immediately available funds to the bank account(s) designated by Seller in the Preliminary Settlement Statement.

(b)            Concurrently with the execution of this Agreement, Buyer has deposited into the Deposit Escrow Account by wire transfer in immediately available funds an amount equal to Twenty-Six Million Dollars ($26,000,000) (such amount, the “Deposit”), which amount represents ten percent (10%) of the Base Purchase Price. If the Closing occurs, at the Closing, (i) first, the portion of the Deposit equal to the Defect Escrow Amount, if any (and, if the Defect Escrow Amount exceeds the Deposit, then the entire Deposit), shall be retained by the Escrow Agent in the Deposit Escrow Account (which shall be converted to the Defect Escrow Account at Closing) and shall (with its accumulated interest) be applied towards the Defect Escrow Amount in accordance with Section 11.2(c)(ii) and thereafter, any remaining balance of the Deposit (with its accumulated interest) (the “Post-Defect Deposit Balance”), if any, shall be released to Seller in accordance with Section 9.3(c) and be applied towards the Adjusted Purchase Price in accordance with Section 9.3(d). If this Agreement is terminated before the Closing occurs, the Deposit shall be released to Seller or Buyer, as applicable, as provided in Section 13.2 of this Agreement. All disbursements by the Escrow Agent of the Deposit shall be made pursuant to joint written instructions executed by Seller and Buyer or, in the absence of such joint written instructions, upon the satisfaction of all the conditions and requirements set forth in the Escrow Agreement relating to such disbursements in the absence of joint written instructions. The fees and expenses of the Escrow Agent shall be borne equally by the Parties.

3.2            Adjustments to Base Purchase Price. The Base Purchase Price shall be adjusted as follows:

(a)            The Base Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)            an amount equal to, to the extent that such amount has been received by Buyer and not remitted or paid to Seller, all net proceeds actually received by Buyer attributable to the ownership of the Purchased Assets (including the sale of Hydrocarbons produced from or attributable to the Purchased Assets prior to the Effective Time) for the period prior to the Effective Time, net of expenses (other than Property Expenses and other expenses taken into account pursuant to Section 3.2(b), and Taxes) directly incurred in earning or receiving such proceeds;

(ii)            an amount equal to, to the extent that such amount has not been remitted or paid to Seller, the value of all Hydrocarbons from or attributable to the Purchased Assets in storage above the load line or existing in pipelines, plants and tanks (including inventory and line fill, but excluding brine, sludge, or water contained in the oil storage tanks) and upstream of the sales meter based on run tickets as of the Effective Time, that are credited to Seller’s interest in the Leases, Lands, or Wells; the value to be based upon the contract price in effect as of the Effective Time (or the median price per unit for comparable sales in the area for the production period, if there is no contract price, in effect as of the Effective Time, less any applicable royalties, Taxes and similar burdens);

(iii)          an amount equal to all Property Expenses and all other costs and expenses (excluding, for the avoidance of doubt, any Taxes) paid by Seller that are attributable to the Purchased Assets for the period from and after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the Interim Period, (B) Burdens and (C) rentals and other lease maintenance payments;

(iv)         Reserved;

(v)          a monthly overhead amount (for the period commencing from the Effective Time through the Closing Date) equal to two hundred twenty-five thousand dollars ($225,000) per month, prorated for any partial month;

(vi)         subject to Section 3.8, to the extent that Seller either (A) is underproduced for Hydrocarbons or (B) has over-delivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Purchased Assets and set forth on Part I of Schedule 4.11, the sum of (1) the product of the underproduced and/or over-delivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for gaseous Hydrocarbons, (2) the product of the underproduced and/or over-delivered volumes of liquid Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for liquid Hydrocarbons and (3) the product of the underproduced and/or over-delivered volumes of natural gas liquids times the Imbalance Amount for natural gas liquids;

(vii)        the amount of all Asset Taxes allocated to Buyer in accordance with Section 14.4(a) but paid or otherwise economically borne by Seller; and

(viii)        any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b)            The Base Purchase Price shall be adjusted downward by the following (without duplication):

(i)            an amount equal to, to the extent that such amount has been received by Seller and not remitted or paid to Buyer, all net proceeds actually received by Seller attributable to the ownership of the Purchased Assets (including the sale of Hydrocarbons produced from or attributable to the Purchased Assets after the Effective Time) for the period following the Effective Time, net of expenses (other than Property Expenses and other expenses taken into account pursuant to Section 3.2(a) and Taxes) directly incurred in earning or receiving such proceeds;

(ii)           an amount equal to all Property Expenses paid by or on behalf of Buyer that are attributable to the Purchased Assets for the period prior to the Effective Time;

(iii)          if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect attributable to a Purchased Asset, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined as of or prior to the Closing; provided, that any adjustment pursuant to this Section 3.2(b)(iii) shall be subject to Section 11.2(e) and Section 11.2(i);

(iv)          if Seller makes the election under Section 12.1(c)(i) with respect to an Environmental Defect attributable to a Purchased Asset, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined as of or prior to the Closing; provided, that any adjustment pursuant to this Section 3.2(b)(iv) shall be subject to Section 12.1(e);

(v)          if Seller makes the election under Section 11.2(d)(ii) with respect to a Title Defect attributable to a Purchased Asset, or if Seller makes the election under Section 12.1(c)(ii) with respect to an Environmental Defect attributable to a Purchased Asset, in each case, the aggregate Allocated Values of the Purchased Assets excluded from the Transaction;

(vi)          the Allocated Value of the Purchased Assets excluded from the Transaction pursuant to Section 11.4(a) or Section 11.5;

(vii)        subject to Section 3.8, to the extent that Seller either (A) is overproduced for Hydrocarbons or (B) has underdelivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Purchased Assets and set forth on Part I of Schedule 4.11, the sum of (1) the product of the overproduced and/or underdelivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for gaseous Hydrocarbons, (2) the product of the overproduced and/or underdelivered volumes of liquid Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for liquid Hydrocarbons and (3) the product of the overproduced and/or underdelivered volumes of natural gas liquids times the Imbalance Amount for natural gas liquids;

(viii)       the amount of all Asset Taxes allocated to Seller in accordance with Section 14.4(a) but paid or otherwise economically borne by Buyer;

(ix)          an amount of any Suspense Funds held by Seller in suspense for third-party interests, including, but not limited to, lessor’s royalties, overriding royalties, and similar burdens attributable to the Purchased Assets as of the Closing Date;

(x)           if Seller does not release the Specified Lien on or prior to the Closing in accordance with Section 6.9, the total amount due to fully satisfy and release the Specified Lien;

(xi)          if Seller has transferred any of the Personal Property set forth on Exhibit E prior to the Closing Date, an aggregate amount equal to the greater of the value for each such Personal Property set forth on Exhibit E and the sale price Seller received for such Personal Property; and

(xii)          any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(c)            Determination of whether the costs and/or expenses are attributable to the period before or after the Effective Time for purposes of the adjustments provided for in Section 3.2 is based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, right-of-way fees, insurance premiums, and Property Expenses that are paid periodically shall be prorated between Seller and Buyer based on the number of days in the applicable period falling before, or at, and after the Effective Time.

3.3            Preliminary Settlement Statement. Not less than three (3) Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) of the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfers of funds as required by Section 3.1(a) and Section 9.3(d). When available, actual figures will be used for the adjustments at Closing. To the extent actual futures are not available, estimates shall be used. Within two (2) Business Days after Buyer’s receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall, in good faith, attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Base Purchase Price at the Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment or adjustments used to adjust the Base Purchase Price at the Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.3.

3.4            Final Settlement Statement.

(a)            On or before one hundred twenty (120) days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller and delivered to Buyer, based on actual income and expenses (if known) during the Interim Period and which takes into account all final adjustments made to the Base Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”) and the calculation of each adjustment. Seller shall, at Buyer’s request, supply reasonable documentation available to support any credit, charge, receipt, or other item included in such statement, subject to customary exclusions for privileged, confidential, or proprietary information. For clarity, adjustments to the Base Purchase Price relating to Disputed Title Matters and/or Disputed Environmental Matters shall be exclusively addressed pursuant to Section 11.2 and Section 12.1. The Final Settlement Statement shall set forth the actual adjustment and proration of the amounts required by this Agreement. Within thirty (30) days after Buyer’s receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasonably detailed reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. From and after the Closing until the Final Price is ultimately determined in accordance with this Section 3.4 or Section 3.5, Buyer shall provide Seller with reasonable access during normal business hours to all relevant Records and reasonable access to Buyer and Buyer’s Representatives who were responsible for the preparation of the Dispute Notice, as is reasonably requested by Seller to assist Seller and its Representatives in their respective audit and review of such Dispute Notice and the determinations contained therein. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon in writing by the Parties, the Final Settlement Statement and the Final Price shall be final and binding on the Parties and not subject to further audit or arbitration. Any difference in the Adjusted Purchase Price as paid at the Closing pursuant to the Preliminary Settlement Statement and the Final Price (the “Final Adjustment Amount”), as mutually agreed upon in writing by the Parties or as finally determined pursuant to Section 3.5, as applicable, shall be paid by the owing Party within ten (10) Business Days of final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this Section 3.4 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party. In the event that Seller is the owing Party pursuant to this Section 3.4(a) and Seller has not paid all or any part of the owed amount, then Buyer has a right to offset any amounts owed to Buyer under this Section 3.4(a) from any amounts that Buyer owes to Seller pursuant to Section 2.3(e); provided that any downward adjustments for Asset Taxes shall be made only to the extent not already recovered by Buyer or its Affiliates under the R&W Insurance Policy; provided, further, that Buyer shall not be obligated to pursue any such recovery under the R&W Insurance Policy and may rely on the purchase price adjustment procedures set forth in Section 3.2.

(b)            If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), either Party receives monies (including proceeds of production) belonging to the Other Party pursuant to Section 2.3 or otherwise with respect to the Purchased Assets, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party.

3.5            Disputes. Seller and Buyer shall work together in good faith to resolve any matters properly addressed in the Dispute Notice. If Seller and Buyer are unable to resolve in writing all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of the Dispute Notice by Buyer to Seller, either Party may, upon written notice to the Other Party, submit all unresolved matters addressed in the Dispute Notice to be resolved in accordance with this Section 3.5. Within ten (10) Business Days of a matter being submitted for resolution by a Party in accordance with the preceding sentence, each of Buyer and Seller shall (a) summarize its position with regard to such dispute in a written document of twenty (20) pages or less (which position shall not seek a greater decrease to the Adjusted Purchase Price than the decrease proposed by Buyer in the Dispute Notice nor a greater increase to the Adjusted Purchase Price than the increase proposed by Seller in the Final Settlement Statement) and (b) submit such summaries to the Houston, Texas office of PwC LLP or such other nationally-recognized independent accounting firm as selected by mutual written agreement of the Parties (the “Accounting Expert”), together with the Dispute Notice, the Final Settlement Statement and any other relevant documentation such Party may desire to submit. If the Parties cannot agree on an Accounting Expert within ten (10) Business Days after a Party’s election to submit such matters for resolution under this Section 3.5, then either Party may request the Houston, Texas office of the American Arbitration Association (the “AAA”) (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Accounting Expert. Neither Party may have any ex parte communications with the Accounting Expert concerning the Accounting Expert’s determination of the disputed matters. Any such prohibited communications shall be promptly disclosed in writing to the Other Party. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Expert shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. The Accounting Expert shall act as an expert for the limited purpose of determining the specific dispute submitted by either Party and may not award interest, damages, or penalties. Any decision rendered by the Accounting Expert pursuant hereto shall be final, conclusive, and binding on Seller and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. For the limited purposes of the enforcement of any decision rendered by the Accounting Expert under this Section 3.5, the Parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Texas and hereby further irrevocably waive any objection to the jurisdiction of such courts. The costs of the Accounting Expert shall be borne equally by Seller and Buyer. Subject to the preceding sentence, each Party shall bear its own costs and expenses (including fees of independent auditors) incurred in connection with the preparation of the Final Settlement Statement, any Dispute Notice, and the dispute described in this Section 3.5.

3.6            Allocated Values. Buyer and Seller agree that the Base Purchase Price shall be allocated among the Tracts and Wells as set forth in the “Allocated Value” columns on Exhibit A-2, Exhibit B, and Exhibit B-1(the “Allocated Values”). Buyer and Seller agree that such allocation is reasonable and, subject to Section 3.7, shall not take any position inconsistent therewith. Buyer hereby acknowledges and agrees that it has conducted its own due diligence with respect to the Allocated Values. Buyer further acknowledges that Seller makes no representation or warranty as to the accuracy of these Allocated Values. Buyer understands that it is relying solely on its own judgment and investigations in agreeing to the Allocated Values. Consequently, Buyer agrees not to assert any claims against Seller based on any discrepancies, inaccuracies, or misunderstandings regarding the Allocated Values disclosed in the aforementioned exhibits.

3.7            Purchase Price Allocation. Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the Final Price (and any Assumed Liabilities or other items treated as consideration for U.S. federal income Tax purposes) for U.S. federal income Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Schedule”). An initial draft of the Allocation Schedule shall be prepared by Buyer and provided to Seller within ninety (90) days following the ultimate determination of the Final Price in accordance with Section 3.4 or Section 3.5. If the Parties do not agree to the Allocation Schedule, then each Party shall be entitled to adopt its own position regarding the Allocation Schedule. If Buyer and Seller agree (or are deemed to agree) regarding the Allocation Schedule, then Buyer and Seller shall, and shall cause their respective Affiliates to, (a) use commercially reasonable efforts to agree on any adjustments to the Allocation Schedule in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder following any adjustments to the consideration for the Purchased Assets (as determined for U.S. federal income Tax purposes), (b) file all Tax Returns according to the Allocation Schedule (as adjusted) and (c) not take any position for Tax purposes (whether in any Proceeding with respect to Taxes, on any Tax Return or otherwise) that is inconsistent with the Allocation Schedule (as adjusted), except, in each case, as required by a “determination” as defined in Section 1313(a) of the Code (or any corresponding or similar outcome under applicable state or local Tax Law); provided, however, that neither Seller nor Buyer shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or other Proceeding in connection with the Allocation Schedule.

3.8            Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.11, or otherwise has updated or more accurate information related to periods on or prior to the Effective Time associated with such volumes, then the Base Purchase Price shall be further adjusted at Closing pursuant to Section 3.2(a)(vi) or Section 3.2(b)(vii), as applicable, and Schedule 4.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Base Purchase Price is so adjusted.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article IV and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Schedules attached to this Agreement, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the Execution Date and as of the Closing Date (except with respect to the representations and warranties that are made as of a specific date, which is made only as of such date).

4.1            Organization, Existence and Qualification. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has all requisite limited liability company power and authority (as applicable) to own and, if applicable, operate or lease its property (including the Purchased Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company or foreign limited partnership (as applicable) in all jurisdictions in which it carries on business or owns assets, and such qualification is required by Law.

4.2            Authority, Approval and Enforceability. Seller has necessary limited liability company power and authority (as applicable) to enter into and perform this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by necessary limited liability company action on the part of Seller. Assuming the due authorization, execution, and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3            No Conflicts. Except (i) as disclosed on Schedule 4.6 or Schedule 4.7 or (ii) for Customary Post-Closing Consents, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (A) conflict with or result in a breach of any provisions of the Organizational Documents of Seller, (B) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or violate or conflict with, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other Material Contract to which Seller is a party or by which Seller or any of the Purchased Assets are bound, (C) violate any judgment, order, ruling, regulation or decree applicable to Seller, or (D) violate any Law applicable to Seller or any of the Purchased Assets.

4.4            Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by, or, to Seller’s Knowledge, threatened in writing against Seller. No transfer of property is being made, and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay, or defraud either present or future creditors of Seller and their respective subsidiaries. Seller is now solvent and will not fail to remain solvent as a result of any of the transactions contemplated by this Agreement or any Transaction Documents.

4.5            Litigation. Except as set forth on Schedule 4.5, as of the Execution Date, there are no pending Proceedings against Seller that relate to the Purchased Assets or to which the Purchased Assets are subject before any Governmental Authority and, to Seller’s Knowledge, no such Proceeding relating to the Purchased Assets or to which the Purchased Assets are subject has been threatened in writing against Seller, and there are no pending Proceedings against Seller that relate to the Purchased Assets, the Transaction or which are reasonably likely to materially impair or delay Seller’s ability to perform the obligations of Seller under this Agreement and, to Seller’s Knowledge, no such Proceeding has been threatened in writing against Seller or any of its Affiliates. Further, there exist no unsatisfied judgments against Seller or any of its Affiliates related to, or that would result in impairment or loss of Seller’s interest in any part of, the Purchased Assets.

4.6            Consents. Except as set forth on Schedule 4.6 or Customary Post-Closing Consents, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that is required for or in connection with the consummation of the Transaction by Seller (each, a “Consent”).

4.7            Preferential Purchase Rights. Except as set forth on Schedule 4.7, there are no preferential purchase rights, rights of first refusal, right of first offer, tag-along rights, drag-along rights or other similar rights with respect to the Purchased Assets that are applicable to the Transaction (each a “Preferential Purchase Right”).

4.8            Material Contracts.

(a)            Schedule 4.8 sets forth all Applicable Contracts to which Seller is a party or by which Seller or any of the Purchased Assets are bound of the type described below (collectively, the “Material Contracts”):

(i)            any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than one hundred thousand dollars ($100,000) in total during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues) that are not terminable by Seller by giving ninety (90) days or less notice;

(ii)           any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than one hundred thousand dollars ($100,000) during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)          any Applicable Contract for the sale, exchange, disposition, gathering, treatment, processing, storage or transportation of Hydrocarbons produced from or attributable to Seller’s interest in the Purchased Assets that are not cancelable by Seller without penalty or other material payment on not more than ninety (90) days’ prior written notice;

(iv)          any Applicable Contract that is a Hydrocarbon gathering, marketing, midstream, storage, transportation, or processing agreement and that is not terminable without penalty or other material payment on not more than ninety (90) days’ prior written notice or provides for any call upon, option to purchase, minimum volume commitment or take-or-pay commitment or similar right with respect to production from the Purchased Assets or the processing thereof;

(v)          any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of Personal Property which lease (A) cannot be terminated by Seller without penalty upon ninety (90) days’ or less notice and (B) involves an annual base rental of more than one hundred thousand dollars ($100,000) (without regard to any increase in price);

(vi)          any Applicable Contract that is a farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, communitization agreement, acreage dedication agreement or any similar Applicable Contract;

(vii)         any Applicable Contract with any Affiliate of Seller that will not be terminated prior to or at the Closing;

(viii)       any Applicable Contract that provides for an area of mutual interest;

(ix)          any Applicable Contract that contains non-competition or non-solicitation restrictions or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller may conduct its business;

(x)           any Applicable Contract constituting an indenture, loan, sale-leaseback, bond, or letter of credit;

(xi)          Reserved;

(xii)         any Applicable Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Purchased Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Effective Time; and

(xiii)        any Applicable Contract constituting a partnership, joint venture, or other similar Contract.

(b)            Except as set forth on Schedule 4.8, (i) the Material Contracts are in full force and effect in all respects in accordance with their respective terms and constitutes the legal, valid and binding obligation of Seller or any other Person that is a party to such Material Contract and (ii) there exists no default or breaches under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a default or breach under any Material Contract by Seller or, to Seller’s Knowledge, any other Person that is a party to such Material Contract. No written notice of default or breach of, or notice to terminate, cancel, amend the terms of, renegotiate, modify, or accelerate, any Material Contract has been received or delivered by Seller or, to Seller’s Knowledge, any other Person that is party to such Material Contract in a manner materially adverse to Seller. Prior to the Execution Date, Seller has made available for the Buyer’s review true and complete copies of each Material Contract and any and all material amendments, modifications, and supplements thereto.

4.9            No Violation of Laws. Except as set forth on Schedule 4.9, Seller is not, and for the three (3) years prior to the Execution Date has not been, in violation of any Laws in any material respect with respect to its ownership and, if applicable, operation of the Purchased Assets. Neither Seller nor any of its Affiliates has received any written notice of any material claim, audit, or investigation by any Governmental Authority of any violation of applicable Laws that relate to the Purchased Assets. To Seller’s Knowledge, no Third Party is in violation in any material respect of any applicable Laws with respect to its operation of the Purchased Assets. This Section 4.9 does not include any matters with respect to Environmental Laws (such matters being addressed exclusively in Section 4.16 below) or Tax Laws (such matters being addressed exclusively in Section 4.13).

4.10          Royalties. Except for Suspense Funds for which the Base Purchase Price is adjusted pursuant to Section 3.2(b)(ix) or as set forth on Schedule 4.10, Seller has properly paid (or caused to be paid) all Burdens due by Seller with respect to Seller’s interest in the Purchased Assets, or if not paid, is contesting such Burdens in good faith in the ordinary course of business as described on Schedule 4.10.

4.11         Imbalances. Except as set forth on Schedule 4.11 (Parts I and II), there are no material Imbalances associated with the Purchased Assets as of the Effective Time.

4.12         Current Commitments. Schedule 4.12 sets forth, as of the Execution Date, each authority for expenditures issued pursuant to a Contract to conduct any operations or make any capital expenditures for an amount greater than one hundred thousand dollars ($100,000) (net to Seller’s interest in the Purchased Assets) (collectively, the “AFEs”) relating to the Purchased Assets for which all of the activities anticipated in such AFEs have not been materially completed by the Execution Date and sets forth the remaining balance of such AFEs (net to Seller’s interest in the applicable Purchased Assets) as of the Execution Date.

4.13         Taxes. Except as set forth on Schedule 4.13,

(a)            all Asset Taxes that have become due and payable (whether or not shown on a Tax Return) by Seller have been, or will be, paid prior to becoming delinquent;

(b)            all Tax Returns with respect to Asset Taxes required to be filed (whether by Seller or otherwise) for any tax periods prior to Closing have been or will be, duly and timely filed, and all such Tax Returns were true, correct, and complete in all material respects;

(c)            there are no currently proposed or pending adjustments by any Tax Authority in connection with any Tax Returns relating to the Purchased Assets and no waiver or extension of any status of limitations as to any federal, state, local, or foreign Tax matter relating to the Purchased Assets;

(d)            there are no liens on any of the Purchased Assets attributable to Taxes other than Permitted Encumbrances, and, to Seller’s Knowledge, no Tax Authority is in the process of imposing any lien for Taxes on any of the Purchased Assets;

(e)            no Proceeding or audit is now in progress or, to Seller’s Knowledge, is pending with respect to Asset Taxes; and Seller has not received written notice of any pending claim against it or that relates to the Purchased Assets (which remain outstanding) from any Tax Authority for the assessment of Asset Taxes and, to Seller’s Knowledge, no such claim has been threatened in writing; and

(f)            none of the Purchased Assets is subject to any Tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

This Section 4.13 represents the sole and exclusive representations and warranties of Seller with respect to Tax matters.

4.14          Brokers’ Fees. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.15          Permits. Except as set forth on Schedule 4.15, (a) Seller validly holds and is in compliance with all permits that are necessary or required to be obtained from any Governmental Authority with respect to its ownership and operation of the Purchased Assets in accordance, in all material respects, with its business as currently conducted and (b) Seller has not received notice of any violations of such permits that have not been cured or that any permit will not be renewed.

4.16          Environmental Laws. Except as set forth on Schedule 4.16:

(a)            Seller’s ownership and operation of the Purchased Assets is, and for the past three (3) years has been, in material compliance with applicable Environmental Laws, and Seller validly holds, and is in compliance with, all permits that are required under any Environmental Laws with respect to its ownership and operation of the Purchased Assets in accordance, in all material respects, with its business as currently conducted;

(b)            Seller has not received from any Governmental Authority any written notice of violation of, alleged violation of, or non-compliance with, any Environmental Law with respect to its ownership or operation of the Purchased Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority or for which Seller has no further obligations outstanding;

(c)            Seller is not subject to any outstanding and unsatisfied judgment, order, consent order, injunction, decree, or writ of any Governmental Authority under Environmental Laws as of the date hereof with respect to the Purchased Assets that would (i) restrict the future use of any of the Purchased Assets as currently operated, (ii) require any material change in the present use of any of the Purchased Assets;

(d)            Seller is not, and the Purchased Assets are not, subject to any Proceeding under Environmental Laws, whether pending or, to Seller’s Knowledge, threatened in writing;

(e)            there does not exist any unresolved material release, spill, or disposal of Hazardous Substances at or from any of the Purchased Assets; and

(f)            Seller has made available to Buyer copies of all material environmental reports, audits, and assessments pertaining to the Purchased Assets that are in Seller’s possession or reasonable control.

This Section 4.16 and Section 4.23(b) represent the sole and exclusive representations and warranties of Seller with respect to environmental matters.

4.17         Payments for Production. Except for Imbalances and the contracts disclosed on Schedule 4.17, Seller is not obligated because of a production payment, prepayment arrangement under any contract for the sale of Hydrocarbons containing a “take or pay” provision, gas balancing agreement, or any other arrangement to deliver any amounts of Hydrocarbons (or proceeds from the sale thereof) produced from or attributable to the Purchased Assets at some future time without receiving full payment therefor at or after the time of delivery.

4.18         Payout Status. Schedule 4.18 sets forth a true and complete list of the status of any material “payout” balance, as of the date set forth on such Schedule, for those Wells described on Exhibit B subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.19         Asset Credit Support. Schedule 4.19 sets forth a complete and accurate list of all bonds, letters of credit, and guarantees, if any (collectively, the “Asset Credit Support”), posted or entered into by Seller with Governmental Authorities or other Third Parties in connection with the ownership or operation of the Purchased Assets. Notwithstanding the foregoing, any guarantees provided by Seller or its Affiliates in support of the Applicable Contracts shall remain obligations of Seller and shall not be transferred or assigned to Buyer.

4.20         Wells.

(a)            There is no Well included in the Purchased Assets drilled by Seller or any of its Affiliates that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Leases, or other instruments governing the Purchased Assets;

(b)            Except as described on Schedule 4.20(b), Seller has not received any notices or demands from any Governmental Authority to plug or abandon any Wells, and there is no Well operated by Seller or any of its Affiliates that Seller (or any of its Affiliates) is currently obligated by Law or applicable Contract or Lease to plug or abandon;

(c)            No Well operated by Seller or any of its Affiliates (and, to Seller’s Knowledge, no other Well) is subject to penalties on allowables after the Effective Time due to overproduction; and

(d)            To Seller’s Knowledge, with respect to the Wells operated by Seller or its Affiliate that have been drilled but not yet completed there are no well conditions with respect to such Wells which would require remediation before completion operations commence.

4.21          Special Warranty of Defensible Title. Seller has Defensible Title with respect to Seller’s interest in the Leases, Tracts, and Wells listed on Exhibit A-1, Exhibit A-2, Exhibit B, and Exhibit B-1, as applicable, against every Person whoever is lawfully claiming the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to Permitted Encumbrances.

4.22          Amounts in Suspense. Schedule 4.22 lists a true, accurate, and complete amount, as of March 31, 2024, of all Suspense Funds. Prior to September 1, 2023, none of the Suspense Funds (a) had been held for a period of time longer than the applicable dormancy period pursuant to applicable Laws, or (b) were required to be escheated to Governmental Authorities pursuant to applicable Laws and had not been escheated as required. All proceeds from the sale of Hydrocarbons produced from the Purchased Assets are being received by Seller in a timely manner consistent with historical practices and are not being held in suspense.

4.23         Specified Representations.

(a)            Except as set forth on Schedule 4.23(a), Seller has not conducted any operation with respect to the Purchased Assets that has resulted in personal injury or illness or death of any Person or damage to the property of any Third Party for which Seller is liable or could reasonably be expected to be liable for material Liabilities;

(b)            Except as set forth on Schedule 4.23(b), Seller has not arranged for the disposal, recycling, or treatment off-site of the Purchased Assets of any Hazardous Substances except (i) in compliance with all Environmental Laws in all material respects and (ii) in such a manner and location as has not given and would not give rise to environmental Liabilities;

(c)            Except as set forth on Schedule 4.23(c), neither Seller nor any of its Affiliates nor, to Seller’s Knowledge, any Third Party operator of the Purchased Assets has been assessed any material fine or penalty by any Governmental Authority for any matter arising out of or relating to the ownership or operation of the Purchased Assets that has given or could reasonably be expected to give rise to a material Liability by Seller (or Buyer, following the Closing);

(d)            Except as set forth on Schedule 4.23(d), there are no losses incurred, suffered, or owed by Seller or any of its Affiliates caused by, arising out of, related to, or resulting from any Third Party claims for Fraud, gross negligence, or willful misconduct of Seller or any of its Affiliates arising out of or relating to the ownership or operation of the Purchased Assets; and

(e)            Except as set forth on Schedule 4.23(e), Seller has properly paid (or caused to be paid) all payments due and payable by Seller to working interest owners, counterparties to any Applicable Contracts or other similar burdens with respect to Seller’s interest in the Purchased Assets, or if not paid, is contesting such payments in good faith in the ordinary course of business as described on Schedule 4.23(e).

4.24            No Hedging. Seller is not a party to any futures, hedges, swaps, collars, puts, calls, floors, caps, options, or any other contractual arrangements or other commitments intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, which in any case (a) related to the Purchased Assets and (b) could bind, limit or otherwise restrict Buyer after Closing.

4.25            Post-Effective Time Operations. Since the Effective Time, Seller has operated the Purchased Assets in the ordinary course of business and in a manner substantially consistent with past practices, in each case, in all material respects.

4.26            Midstream Assets. Except as set forth on Schedule 4.26, all Midstream Assets included in the Purchased Assets have been maintained in working order and operating condition in all material respects, ordinary wear and tear excepted, and are sufficient for the normal operation of the Purchased Assets in all material respects consistent with past practice.

4.27            Affiliate Arrangements. Except as set forth on Schedule 4.8, neither Seller nor any of its Affiliates are involved in any business arrangement or relationship or is party to any Applicable Contracts with any of Seller’s Affiliates relating to the Purchased Assets or the ownership, operation, development or use of the Purchased Assets that, in each case, will (a) not be terminated on or prior to the Closing or (b) be applicable to, binding upon or otherwise burden any of the Purchased Assets or the ownership, operation, development or use of the Purchased Assets from and after the Closing (any of the Contracts or arrangements described in this Section 4.27, collectively, the “Affiliate Arrangements”).

4.28            Non-Consent Operations. Except as set forth on Schedule 4.28, as of the Execution Date, no current operations are being conducted or have been conducted with respect to the Purchased Assets as to which Seller has elected to be a non-consenting party and with respect to which all of Seller’s rights have not yet reverted to it.

4.29            Lease Status. Except as set forth on Schedule 4.29, (a) (i) all bonuses, rentals and other similar payments under the Leases operated by Seller or any of its Affiliates have been properly and timely paid in accordance with the terms of such Leases, and (ii) to Seller’s Knowledge, all bonuses, rentals and other similar payments due under the Leases operated by Third Party operators have been properly and timely paid in accordance with the terms of such Leases; (b) (i) neither Seller nor any of its Affiliates has received any unresolved written notice alleging any material default or breach under any Lease by Seller or, to Seller’s Knowledge, its predecessor in interest, and (ii) neither Seller nor, to Seller’s Knowledge, any other party to any Lease is in material default or breach of the terms, provisions or conditions of such Lease; (c) neither Seller nor any of its Affiliates has received written notice from a lessor of any requirements or demands to drill additions wells on any of the Leases, which remain unresolved; (d) neither Seller nor any of its Affiliates has received any unresolved written notice seeking to terminate or materially amend any of the Leases; (e) none of the Leases contain express provisions obligating Seller or any of its Affiliates to drill any well on the Purchased Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease and other than customary offset drilling provisions); and (f) no Lease operated by Seller of any of its Affiliates is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production. Schedule 4.29 sets forth each Lease that is in its primary term that expires within fifteen (15) months following the Effective Time.

4.30            Surface Use. Except as set forth on Schedule 4.30, (a) none of the Leases or Applicable Contracts are subject to or contain any restrictions on Seller’s use of the surface in connection with Hydrocarbon operations that would materially and adversely affect the ownership and operation of the Purchased Assets as currently owned and operated; (b) neither Seller nor any of its Affiliates is in material breach of the terms, provisions or conditions of the servitudes, easements, rights-of-way, surface leases or surface use agreements constituting part of the Purchased Assets (including the Surface Rights); and (c) the Purchased Assets include sufficient surface access rights to permit the ownership and operation of the Leases and Wells operated by Seller as currently owned and operated.

4.31            Lease Operating Statements. The information set forth in the lease operating statements related to the Purchased Assets and set forth on Schedule 4.31 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations.

4.32            Condemnation. As of the Execution Date, there is no pending or, to Seller’s Knowledge, threatened in writing taking (whether permanent, temporary, whole, or partial) of any part of the Purchased Assets by reason of condemnation or the threat of condemnation or eminent domain.

4.33            Personal Property. Seller has not sold or transferred (or caused to be sold or transferred) any of the Personal Property set forth on Exhibit E prior to the Execution Date.

4.34            Exclusivity of Representations; Disclaimer. The representations and warranties made by Seller in Article IV are the exclusive representations and warranties made by Seller, and Seller hereby disclaims any other express or implied representations or warranties. Seller hereby disclaims all other representations and warranties in accordance with Section 10.3 hereof.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following as of the Execution Date (except with respect to the representations and warranties that are made as of a specific date, which are made only as of such date):

5.1            Organization, Existence, and Qualification. Buyer is a limited partnership or limited liability company, as applicable, duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited partnership or limited liability company, as applicable, power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited partnership or limited liability company, as applicable, in all jurisdictions in which the Purchased Assets are located and it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is a party or perform its obligations hereunder or thereunder.

5.2            Authority, Approval and Enforceability. Buyer has necessary limited partnership or limited liability company, as applicable, power and authority to enter into, deliver, and perform this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by necessary limited partnership or limited liability company, as applicable, action on the part of Buyer. Assuming the due authorization, execution, and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3            No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or other agreement to which Buyer is a party or by which Buyer or any of its property is bound, (c) violate any judgment, order, ruling, regulation, or decree applicable to Buyer or (d) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b), (c) and (d) where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder.

5.4            Consents. There are no consents or approvals that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

5.5            Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by, or, to Buyer’s knowledge, threatened in writing against Buyer or any of its Affiliates. Buyer is not (and will not be upon consummation of the Transaction) insolvent.

5.6            Litigation. There are no Proceedings pending, or to Buyer’s knowledge, threatened in writing against Buyer that would (a) have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or (b) materially impair Buyer’s ability to perform its obligations under this Agreement or any Transaction Document.

5.7            Financing. Buyer has, and will have as of the Closing Date, the financial capability and sufficient unrestricted funds available (through cash on hand or unrestricted cash available to it under existing credit facilities) necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents on the terms and subject to the conditions set forth herein and therein, including to enable it to make all payments under Section 3.1, pay all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing) and, pay all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement and the Transaction Documents. BUYER ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF BUYER UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS ARE NOT, AND WILL NOT AS OF THE CLOSING DATE, BE, CONTINGENT ON THE AVAILABILITY OF FINANCING OR ANY CHANGE IN COMMODITY PRICES, AND IN NO EVENT SHALL BUYER’S FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER BE EXCUSED BY THE FAILURE TO RECEIVE FUNDS FROM ANY SOURCE OR ANY CHANGE IN COMMODITY PRICES. Immediately after giving effect to the Transaction, each of Buyer and its subsidiaries shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made, and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay, or defraud either present or future creditors of Buyer, Seller, and their respective subsidiaries. In connection with the Transaction, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.8            Regulatory. Buyer (and its applicable Affiliates) will, upon the Closing and thereafter shall, continue to be qualified per applicable Law to directly or indirectly own and, if applicable, assume operatorship of the Purchased Assets in all jurisdictions where the Purchased Assets are located and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause Buyer (and its applicable Affiliates) to be disqualified as such an owner or operator. To the extent required by any Law, Buyer has maintained, and will hereafter continue to maintain, lease bonds, performance bonds, area-wide bonds, or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and, if applicable, operation of the Purchased Assets and will file any and all required reports necessary for such ownership and, if applicable, operation with all Governmental Authorities having jurisdiction over such ownership and, if applicable, operation. To Buyer’s knowledge, there is no fact or condition with respect to Buyer or its obligations hereunder that may cause any Governmental Authority to withhold its unconditional approval of the Transaction to the extent approval by such Governmental Authority is required by Law.

5.9            Independent Evaluation. Buyer is (a) sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Purchased Assets, Buyer’s direct and indirect acquisition, ownership, and, if applicable, operation thereof, and its obligations hereunder and under the Transaction Documents, and (c) able to bear the economic risks associated with the Purchased Assets, Buyer’s direct and indirect acquisition, ownership, and, if applicable, operation thereof, and its obligations hereunder and under the Transaction Documents. In making its decision to enter into this Agreement and to consummate the Transaction, Buyer (i) except for the representations and warranties of Seller expressly set forth in Article IV and in the Seller’s Certificate, acknowledges that there are no representations or warranties, express, statutory or implied, as to the Purchased Assets or prospects of the Purchased Assets and that Buyer has relied or shall rely solely on its own independent investigation and evaluation of the Purchased Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and the Transaction Documents and not on any comments, statements, projections or other materials made or given on behalf of Seller, any of its Affiliates or any other Seller Party and (ii) has satisfied or shall satisfy itself through the representations, warranties, covenants and agreements set forth herein and its own due diligence as to the environmental and physical condition of and contractual arrangements and all other matters affecting the Purchased Assets. Buyer and its Representatives have had reasonable and sufficient access to documents, other information, and materials as they consider appropriate for their evaluations. As of the Execution Date, Buyer has no actual knowledge of (x) any fact or circumstance that results in the breach of any representation, warranty, covenant, or agreement of Seller given hereunder or under the Transaction Documents or (y) any Title Defect or Environmental Defect.

5.10         Brokers’ Fees. Neither Buyer nor its Affiliates have incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller or Seller’s Affiliates shall have any responsibility.

5.11          Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will directly or indirectly acquire the Purchased Assets for its own account and not with a view to a sale, transfer, or distribution thereof in violation of the Securities Act, any state blue sky Laws or any other securities Laws.

5.12         R&W Insurance Policy. Buyer has obtained and conditionally bound the R&W Insurance Policy as evidenced by the binder agreement attached hereto as Exhibit H.

Article VI
COVENANTS

6.1            Conduct of Business.

(a)            Except (v) as set forth on Schedule 6.1, (w) for the operations covered by the AFEs and other capital commitments described on Schedule 4.12, (x) for actions taken in connection with an Emergency, to maintain a Lease, or as required by Law, permit or a Governmental Authority or any Material Contract, (y) as expressly contemplated by this Agreement, or (z) as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date until the Closing:

(i)            use commercially reasonable efforts to own (where applicable), operate (where applicable), and maintain its business and Purchased Assets consistent with the manner of maintenance and operations prior to the Execution Date;

(ii)           subject to Section 6.1(a)(i) and except as otherwise listed on Schedule 6.1, not propose any operation with respect to the Purchased Assets reasonably expected to cost Seller in excess of one hundred thousand dollars ($100,000) (net to Seller’s interest in the Purchased Assets) (excepting emergency operations and operations commenced to prevent a pecuniary penalty or forfeiture provision of any applicable agreement or order, all of which shall be deemed to be approved if Seller immediately notifies Buyer of any such operation);

(iii)          not transfer, sell, mortgage, pledge or dispose of any portion of the Purchased Assets other than (A) the sale or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary in the operation of the Purchased Assets or for which replacement equipment is obtained, or (C) items constituting Permitted Encumbrances;

(iv)          not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Purchased Assets;

(v)           maintain its existing insurance policies relating to the Purchased Assets in such amounts and with such deductibles as are currently maintained by Seller with respect to the Purchased Assets;

(vi)          not settle or compromise any Proceeding relating to the Purchased Assets (excluding the Specified Lien) or that could have a material impact on Buyer’s ownership and operation of the Purchased Assets from and after Closing or could otherwise create obligations for Buyer from and after the Effective Time, other than settlements or compromises (A) of matters for which Seller provides an indemnity to Buyer hereunder or (B) that do not involve the incurrence of non-monetary liabilities and involve only the payment of monetary damages not in excess of one hundred thousand dollars ($100,000) individually or five hundred thousand dollars ($500,000) in the aggregate (excluding amounts to be paid under insurance policies);

(vii)         pay, as they become due, all expenses related to the Purchased Assets incurred in the ordinary course of business consistent with past practice;

(viii)        notify Buyer of any election that Seller is required to make under any Applicable Contract that is reasonably expected to cost Seller in excess of one hundred thousand dollars ($100,000) (net to Seller’s interest in the Purchased Assets) promptly following Seller’s receipt of the same, specifying the nature and time period associated with such election, and, if Buyer does not respond to Seller within seven (7) Business Days of Seller’s notice or, if the deadline to make the election under the Applicable Contract is earlier, prior to such deadline, then Seller shall make such election as would a reasonably prudent lessee or operator; and

(ix)           not commit to do any of the foregoing in clauses (ii), (iii), (iv), or (vi).

Requests for approval of any action restricted by this Section 6.1(a) shall be delivered to either of the following individuals by electronic correspondence (at the Email addresses set forth below), each of whom shall have full authority to grant or deny such requests for approval on behalf of Buyer (such approval not to be unreasonably withheld, conditioned or delayed):

Aethon Energy
12377 Merit Drive, Suite 1200
Dallas, Texas 75251
Attention: Kat Lyles; Preston Phillips

Email:	klyles@AethonEnergy.com;

PPhillips@AethonEnergy.com

(b)            Buyer’s approval of any action restricted by Section 6.1(a) shall be considered granted on the fifth (5th) Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Buyer) after receipt by Buyer of such request for consent unless Buyer notifies Seller to the contrary prior to such date. In the event of an Emergency or in connection with any health conditions (including any epidemic, pandemic, or disease outbreak) or any applicable Law relating to, or as a result of, any health conditions (including any epidemic, pandemic, or disease outbreak), Seller may take such action as a prudent operator would take, and any such actions shall not be deemed to be a breach of the provisions of Section 6.1(a) and shall notify Buyer of such action promptly thereafter.

(c)            Buyer acknowledges that Seller may own undivided interests in certain of the properties comprising the Purchased Assets, and Buyer agrees that the acts or omissions of any other Working Interest owner or operator who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1 by Seller, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interests in a manner that complies with the provisions of this Section 6.1.

(d)            Reserved.

6.2            Successor Operator. While Buyer (or its designee) acknowledges that it desires to directly or indirectly succeed Seller as operator of those Purchased Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer (or its designee) shall become direct or indirect successor operator of such Purchased Assets since the Purchased Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Purchased Assets that Seller operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts (or its designee) to become direct or indirect successor operator of such Purchased Assets (to the extent permitted under any applicable joint operating agreement or other applicable agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement or other applicable agreement, Buyer (or its designee) as direct or indirect successor operator of such Purchased Assets effective as of the Closing.

6.3            Asset Credit Support. Buyer acknowledges that none of the Asset Credit Support, if any, posted by Seller or its Affiliates with Governmental Authorities or other Third Parties and relating to the Purchased Assets is transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Asset Credit Support set forth in Schedule 4.19 to the extent such replacements are necessary for Buyer’s ownership and, if applicable, operation of the Purchased Assets and to permit the cancellation of the Asset Credit Support posted by Seller and its Affiliates with respect to the Purchased Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of such Asset Credit Support with all applicable Governmental Authorities or other Third Parties meeting the requirements of such Persons to own and, where appropriate, operate the Purchased Assets. In the event that any counterparty to any Asset Credit Support does not release Seller and its Affiliates, then, from and after Closing, Buyer shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such Asset Credit Support (and all costs incurred in connection with such Asset Credit Support) if applicable to Purchased Assets acquired by Buyer. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to any Asset Credit Support must be returned to Seller and shall be deemed an Excluded Asset.

6.4            Record Retention. Buyer shall and shall cause its successors and assigns to, for at least a period of seven (7) years following Closing as long as Buyer owns the Purchased Assets, (a) retain the Records, (b) provide Seller and its Affiliates and their respective Representatives with reasonable access to the Records during normal business hours for review and copying at Seller’s expense and (c) provide Seller and its Affiliates and their respective Representatives with access, during normal business hours, to materials received or produced after the Closing relating to periods or occurrences prior to or on the Closing Date for review and copying at Seller’s expense.

6.5            Right to Cure. If any of Seller’s or Buyer’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of Seller’s or Buyer’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured or waived in writing by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.6            Affiliate Services. Except as set forth on the Transition Services Agreement, Seller and its Affiliates shall have no obligation to provide any services with respect to the Purchased Assets from and after the Closing and, unless otherwise agreed to in writing by Seller and Buyer, all contracts between Seller and any of Seller’s Affiliates with respect to the Purchased Assets shall terminate effective as of the Closing Date.

6.7            Certain AFEs. With respect to the AFEs #1015930 and #1015970 set forth on Schedule 4.12 the Parties agree to use commercially reasonable efforts to work with the operator to extend the election deadline until July 1, 2024.

6.8            R&W Insurance. Buyer has obtained and conditionally bound the R&W Insurance Policy, which policy expressly provides and, if issued, shall provide that the insurer(s) issuing such policy have waived or otherwise shall not pursue any subrogation, contribution or other rights against Seller or any of its Affiliates and/or any of their respective Representatives, except in the case of Fraud by Seller (it being understood and agreed that the Fraud of any Person shall not be imputed to any other Person). Seller agrees to reasonably cooperate with Buyer and take all reasonable actions requested by Buyer to assist Buyer with issuing and fully binding the R&W Insurance Policy on or prior to the Closing Date. If the R&W Insurance Policy is issued, Buyer shall ensure that Seller, its Affiliates, and their respective Representatives are express third-party beneficiaries of such waiver of subrogation. From and after issuance of the R&W Insurance Policy, unless terminated in its entirety, Buyer shall not (and shall cause its Affiliates not to) amend, modify, or otherwise change, terminate, or waive any provision of the R&W Insurance Policy in a manner adverse to Seller, any of its Affiliates or any of their respective Representatives, including any rights of the insurer to subrogate or seek recovery from Seller, any of its Affiliates or any of their respective Representatives. Each of Buyer and Seller shall pay fifty percent (50%) of the aggregate costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, taxes and other fees and expenses of such policy, as such costs and expenses are due. Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to the Closing, and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Transaction, regardless of whether such R&W Insurance Policy is obtained.

6.9            Release of Specified Lien. Subject to Section 3.2(b)(x), on or prior to Closing, Seller shall use its commercially reasonable efforts to deliver to Buyer a release (in a form reasonably satisfactory to Buyer) of the lien set forth on Schedule PE (the “Specified Lien”).

Article VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the Transaction are subject, at the option of Buyer, to the fulfillment by Seller or waiver, to the extent permitted by applicable Law, in writing by Buyer (in Buyer’s sole discretion) on or prior to the Closing of each of the following conditions:

7.1            Representations and Warranties. (a) Each of the Fundamental Representations other than the representations and warranties in Sections 4.3 and 4.4 shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the Closing, with the same force and effect as though such Fundamental Representations had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (b) all other representations and warranties of Seller in Article IV (without regard to materiality, Material Adverse Effect, or similar qualifiers) shall be true and correct in all respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except in the case of this clause (b) for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect; provided, that, solely for purposes of this clause (b), and without otherwise limiting the scope of Material Adverse Effect, there shall be a presumption that any such breaches or inaccuracies that would, individually or in the aggregate, reasonably be expected to (i) cause Buyer to incur Damages or (ii) decrease the aggregate value of the Purchased Assets, in each case, in an aggregate amount equal to or greater than [***] percent ([***]%) of the Base Purchase Price, result in a Material Adverse Effect.

7.2            Performance. Seller shall have performed or complied with, in all material respects, all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing.

7.3            No Proceedings. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction, or other order which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction.

7.4            Title and Environmental Defects; Hard Consents; Preferential Purchase Rights; and Casualty Losses. The sum of (a) all Title Defect Amounts for all actual Title Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 11.2(a), that individually exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts with respect to any Purchased Assets excluded from the Transaction in accordance with this Agreement or cured prior to Closing), plus (b) all Remediation Amounts for all actual Environmental Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 12.1(a), that individually exceed the Individual Environmental Defect Threshold (excluding any Remediation Amounts with respect to any Purchased Assets excluded from the Transaction in accordance with this Agreement or Remediated prior to Closing), plus (c) the Allocated Value of all Purchased Assets excluded from the Transaction on account of Title Defects or Environmental Defects, pursuant to Section 11.2(d)(ii) or Section 12.1(c)(ii), as applicable, plus (d) the actual Casualty Amounts of all actual Casualty Losses that occur between the Effective Time and the Closing as determined in accordance with Section 11.3, plus (e) the Allocated Value of all Purchased Assets excluded from the Transaction on account of Hard Consents and Preferential Purchase Rights pursuant to Section 11.4(a) and Section 11.5, as applicable, shall be in the aggregate less than [***] percent ([***]%) of the Base Purchase Price.

7.5            Closing Deliverables. Seller shall have delivered (or be ready, willing, and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3. Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and that are reasonably necessary to consummate the Transaction.

Buyer may not rely on the failure of any condition set forth in Sections 7.1 or 7.2 to be satisfied if such failure was caused primarily by the failure of Buyer to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article VII that have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer solely for purposes of this Article VII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the Transaction Documents after the Closing).

Article VIII
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the Transaction are subject, at the option of Seller, to the fulfillment by Buyer or waiver, to the extent permitted by applicable Law, in writing by Seller (in Seller’s sole discretion) on or prior to the Closing of each of the following conditions:

8.1            Representations and Warranties. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (without regard to materiality, material adverse effect or similar qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date); provided, that for purposes of this Section 8.1, the reference to “as of the Execution Date” in the lead-in to Article V, which precedes Section 5.1, shall be disregarded.

8.2            Performance. Buyer shall have performed and complied with, in all material respects, all obligations, agreements, and covenants required by this Agreement and each of the Transaction Documents as to which performance or compliance by Buyer is required prior to or at the Closing.

8.3            No Proceedings. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction, or other order which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction.

8.4            Title and Environmental Defects; Hard Consents; and Casualty Losses. The sum of (a) all Title Defect Amounts for all actual Title Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 11.2(a), that individually exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts with respect to any Purchased Assets excluded from the Transaction in accordance with this Agreement or cured prior to Closing), plus (b) all Remediation Amounts for all actual Environmental Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 12.1(a), that individually exceed the Individual Environmental Defect Threshold (excluding any Remediation Amounts with respect to any Purchased Assets excluded from the Transaction in accordance with this Agreement or Remediated prior to Closing), plus (c) the Allocated Value of all Purchased Assets excluded from the Transaction on account of Title Defects or Environmental Defects pursuant to Section 11.2(d)(ii) or Section 12.1(c)(ii), as applicable, plus (d) the actual Casualty Amounts of all actual Casualty Losses that occur between the Effective Time and the Closing as determined in accordance with Section 11.3, plus (e) the Allocated Value of all Purchased Assets excluded from the Transaction on account of Hard Consents pursuant to Section 11.4(a) and Section 11.5, as applicable, shall be in the aggregate less than [***] ([***]%) of the Base Purchase Price.

8.5            Closing Deliverables. Buyer shall have delivered (or be ready, willing, and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

Seller may not rely on the failure of any condition set forth in Sections 8.1 or 8.2 to be satisfied if such failure was caused primarily by the failure of Seller to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article VIII that have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller solely for purposes of this Article VIII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the Transaction Documents after the Closing).

Article IX
CLOSING

9.1            Date of Closing. Subject to the terms and conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Purchased Assets pursuant to this Agreement (the “Closing”) shall occur on June 28, 2024 (the “Target Closing Date”); provided that, if all conditions in Article VII and Article VIII to be satisfied at or prior to the Closing have not yet been satisfied or waived in writing by Buyer or Seller (as applicable) by the Target Closing Date, then the Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII and Article VIII having been satisfied or waived by the applicable Party, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article XIII. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2            Place of Closing. The Closing shall be conducted remotely by exchange of documents and signatures (or their electronic counterparts) to the extent reasonably possible, but if necessary, shall be held at the office of Akin Gump Strauss Hauer & Feld LLP, in Houston, Texas, or such other place as mutually agreed upon by the Parties.

9.3            Closing Obligations. At the Closing, the following documents shall be delivered, and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others, and each being deemed to have occurred simultaneously with the others:

(a)            (i) Seller and Buyer shall execute, acknowledge and deliver to each other the Assignment and (ii) Seller shall execute, acknowledge and deliver to Buyer the Mineral Deed, in each case, in sufficient counterparts to facilitate recording in the applicable counties covering the Purchased Assets.

(b)            Seller and Buyer shall execute and deliver to each other the Preliminary Settlement Statement.

(c)            if the Defect Escrow Amount is less than the Deposit, then Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release the Post-Defect Deposit Balance (if any), together with all interest and earnings on the Deposit as of Closing, to Seller, and if the Defect Escrow Amount is greater than the Deposit, then Buyer shall deposit such excess amount (the “Incremental Defect Escrow Amount”) with the Escrow Agent pursuant to the Escrow Agreement.

(d)            Buyer shall deliver to Seller, to the account(s) designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount equal to (i) the Adjusted Purchase Price less (ii) the sum of (x) the Deposit and (y) the Incremental Defect Escrow Amount (if any).

(e)            Seller shall deliver, on forms supplied by Buyer (which forms shall be provided by Buyer to Seller on or before Claim Date) and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Purchased Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(f)            Seller (or, if Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income Tax purposes, the Person that is treated as its regarded tax owner for such purposes) shall deliver a duly completed and executed IRS Form W-9.

(g)            For each Well operated by Seller on the Closing Date where operatorship can be transferred to Buyer (or Buyer’s designee), Seller shall deliver such regulatory documentation on forms prepared by Seller (which forms shall be provided by Seller to Buyer on or before the Claim Date) and reasonably acceptable to Buyer, as is necessary to designate Buyer (or Buyer’s designee) as operator of such Wells.

(h)            An authorized officer of Seller shall execute and deliver to Buyer a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions have been waived in writing by Buyer, to the extent permitted by applicable Law (the “Seller’s Certificate”).

(i)            An authorized officer of Buyer shall execute and deliver to Seller a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions have been waived in writing by Seller, to the extent permitted by applicable Law (the “Buyer’s Certificate”).

(j)            Buyer shall deliver any instruments, documents or guarantees required by Section 6.3.

(k)            Seller shall deliver to Buyer releases in form reasonably satisfactory to Buyer of all Encumbrances (if any) on the Purchased Assets securing Seller’s indebtedness for borrowed money.

(l)            Seller and Buyer shall execute and deliver to each other the Transition Services Agreement.

(m)           Seller and Buyer shall execute and deliver to each other any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at the Closing.

9.4            Records. In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than fifteen (15) Business Days after the Closing Date, Seller shall make available to Buyer the Records in its possession in their current form and format as maintained by Seller as of the Effective Time, for pickup by Buyer at Buyer’s sole cost from Seller’s offices during normal business hours; provided that Seller may retain (a) written or electronic copies of the Records and (b) originals of Records relating to Asset Taxes and provide Buyer with copies thereof. Copying and transportation of the Records will be at Buyer’s sole cost.

9.5            Subsequent Closings. If:

(a)            pursuant to Section 11.2(d)(ii) or Section 12.1(c)(ii), (i) Seller withholds a Purchased Asset from Closing due to an alleged uncured Title Defect or Environmental Defect, and (ii) within the Cure Period, either Buyer waives in writing or Seller cures the Title Defect or Environmental Defect affecting such Purchased Asset;

(b)            pursuant to Section 11.4(a), Seller withholds a Purchased Asset from Closing due to failure to obtain a Hard Consent, and such Hard Consent expires or is obtained prior to the expiration of the Cure Period; or

(c)            pursuant to Section 11.5(b), Seller withholds a Purchased Asset from Closing due to a Preferential Purchase Right, and such Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires, in either case, prior to the expiration of the Cure Period;

then by or before the delivery date of the Final Settlement Statement, Seller must transfer to Buyer any affected Purchased Assets at a time and place they both agree on (known as a “Subsequent Closing”), following the guidelines in Section 9.3. Moreover, if the Base Purchase Price was already reduced at the Closing due to a Title or Environmental Defect, Buyer must, at the same time as the Subsequent Closing, pay Seller the agreed value (or relevant portion) of the Purchased Asset. This value adjustment is in accordance with Section 3.2, and the payment must be made via wire transfer of immediately available funds.

Article X
ACCESS; DISCLAIMERS

10.1          Access.

(a)            From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Purchased Assets (with respect to which consents Seller shall use commercially reasonable efforts to request, but shall not be obligated to incur any Liability, expend any monies or provide any consideration to obtain such consents), Seller shall afford to Buyer and its Representatives reasonable access, during normal business hours, to the Purchased Assets and all Records in Seller’s possession or reasonable control; provided, however, that Buyer shall have no right of access to, and Seller shall not have any obligation to provide to Buyer, any information the disclosure of which would be reasonably likely to (i) violate any applicable Law, (ii) violate any obligations (including confidentiality obligations) to any Third Party, or (iii) result in a waiver of any legal privilege available to Seller or any of its Affiliates relating to such information; provided further, however, the foregoing proviso shall not limit Seller’s obligation to provide to Buyer any title opinions or similar reports related to the Purchased Assets. All investigations and due diligence conducted by Buyer or any of its Representatives shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any examination done by Buyer or any of its Representatives shall result from Buyer’s own independent review and judgment.

(b)            From and after the Execution Date and up to the Claim Date, and subject to obtaining any required consents of Third Parties, including Third Party operators of the Purchased Assets (with respect to which consents Seller shall use commercially reasonable efforts to request, but shall not be obligated to incur any Liability, expend any monies or provide any consideration to obtain such consents), Buyer shall be entitled to conduct a Phase I environmental assessment with respect to the Purchased Assets, to be conducted by a reputable environmental consulting or engineering firm; provided that no sampling of any environmental media or invasive activity or testing or operation of equipment (including drones) by Buyer or any of its Representatives may be performed without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and Seller (or its designee) shall have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before gaining physical access to or otherwise inspecting or surveying any of the Purchased Assets, whether to conduct a Phase I environmental assessment or otherwise, and shall coordinate any such access, inspections or surveys with Seller. Seller or its designees shall have the right to accompany Buyer and its Representatives whenever they are on-site of the Purchased Assets or otherwise inspecting or surveying the Purchased Assets. Notwithstanding anything herein to the contrary, Buyer and its Representatives shall not have access to and shall not be permitted to conduct any environmental investigations (including any on-site Phase I environmental assessment) with respect to any Purchased Assets with respect to which Seller does not have the authority to grant access for such investigations; provided that Seller shall use its commercially reasonable efforts to obtain permission from any Third Party operators for Buyer to have such access; provided, however, that Seller shall not be required to incur any Liability, expend any money, or provide any other consideration to any Third Party operators in order for Buyer to have such access.

(c)            Any access by Buyer pursuant to this Section 10.1 shall be limited to Seller’s normal business hours, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of such Seller and any applicable Third Party operator. Buyer shall provide Seller with at least forty-eight (48) hours’ written notice before the Purchased Assets are accessed pursuant to this Section 10.1, along with a description of the activities Buyer intends to undertake, and Seller and the applicable Third Party operator shall have the right to accompany Buyer (and any Representatives of Buyer) in connection with any physical inspection of the Purchased Assets.

(d)            Buyer shall (and shall cause its Representatives to) coordinate its environmental assessments and inspections of the Purchased Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall (and shall cause its Representatives to) abide by Seller’s, and any Third Party operator’s, posted safety rules, regulations and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Buyer’s access to any of the Purchased Assets) while conducting its due diligence evaluation of the Purchased Assets, including any environmental or other inspection, survey or assessment of the Purchased Assets and, to the extent required by any Third Party operator, execute and deliver any required confidentiality, indemnity and release agreement of any such Third Party operator, in each case, before conducting Buyer’s assessment on such Purchased Asset in accordance with this Section 10.1. BUYER HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS AND THE SELLER PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY COSTS, EXPENSES, DAMAGES OR FIELD VISIT, ENVIRONMENTAL ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS, EVEN IF SUCH COSTS, EXPENSES, DAMAGES AND LIABILITIES ARISE OUT OF OR RESULT FROM OR RELATE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY AN OPERATOR OF THE ASSETS OR A MEMBER OF THE SELLER PARTIES, EXCEPTING (I) LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER PARTIES OR OPERATOR AND (II) LIABILITIES ATTRIBUTABLE TO ANY PREVIOUSLY EXISTING CONDITION OF THE ASSETS UNCOVERED OR DISCOVERED AND NOT EXACERBATED BY BUYER OR ANY OF BUYER’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE ASSETS.

(e)            Buyer agrees to promptly provide Seller, but in no event less than five (5) Business Days after receipt or creation, copies of all final reports, assessments and sampling or test results prepared by Buyer and/or any of its Representatives that contain data collected or generated from Buyer’s and its Representatives’ due diligence with respect to the Purchased Assets and Seller shall be given an opportunity to discuss the contents of any such reports, assessments and sampling or test results with Buyer and/or its Representatives who prepared such reports. Seller shall not be deemed by its receipt of such documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Purchased Assets or to the accuracy of said documents or the information contained therein.

(f)            As soon as reasonably practicable, but in any event promptly upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damage done to the Purchased Assets in connection with Buyer’s and its Representatives’ due diligence, (ii) restore the Purchased Assets to the same condition as, or better condition than, they were prior to commencement of Buyer’s and its Representatives’ due diligence and (iii) remove all equipment, tools and other property brought onto the Purchased Assets in connection with Buyer’s and its Representatives’ due diligence. Any disturbance to the Purchased Assets (including the leasehold associated therewith) resulting from Buyer’s and its Representatives’ due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(g)            During all periods that Buyer or any of its Representatives are on the Purchased Assets or are in Seller’s or any of its Affiliates’ offices, Buyer shall maintain, at its sole cost and expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Parties as additional insureds, (iii) waive subrogation against the Seller Parties and (iv) provide for ten (10) Business Days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Purchased Assets.

10.2         Confidentiality. Buyer acknowledges that pursuant to its right of access to the Records or the Purchased Assets, Buyer and its Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller, its Affiliates or the Purchased Assets. Buyer acknowledges and agrees that such information is Confidential Information (as defined in the Confidentiality Agreement), and Buyer shall ensure that such Confidential Information is held in accordance with the terms of the Confidentiality Agreement. The Parties hereby agree that the Confidentiality Agreement is hereby amended to extend the term of the confidentiality obligations therein until the later of (i) the term as set forth in the Confidentiality Agreement, or (ii) the Closing. Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if the Closing does not occur, then Buyer shall continue to maintain as confidential and shall not disclose to any Third Party any information learned as a result of Buyer’s access under Section 10.1 except as expressly permitted by the Confidentiality Agreement.

10.3          Disclaimers.

(a)            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV OR THE SELLER’S CERTIFICATE, OR IN THE CASE OF FRAUD, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (III) BUYER IS NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ANY OF BUYER’S OR BUYER’S AFFILIATES’ RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, DATA, REPORT PROJECTION, FORECAST, ANALYSIS OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, DIRECTOR, OFFICER, MANAGER, PARTNER, EQUITYHOLDER, AGENT, CONSULTANT, ADVISOR OR OTHER REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).

(b)            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV OR THE SELLER’S CERTIFICATE, OR IN THE CASE OF FRAUD, AND WITHOUT LIMITING THE GENERALITY OF SECTION 10.3(a), (A) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, (B) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (C) BUYER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE PURCHASED ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE PURCHASED ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE PURCHASED ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE PURCHASED ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE PURCHASED ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, INTEGRITY, DESIGN OR MARKETABILITY OF THE PURCHASED ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR THIRD PARTIES WITH RESPECT TO THE PURCHASED ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR OTHER REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS contemplated by this Agreement OR THE TRANSACTION DOCUMENTS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (X) THE EFFECTIVENESS OR SUCCESS OF ANY OPERATIONS ON THE PURCHASED ASSETS AND (XI) THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV OR THE SELLER’S CERTIFICATE, OR IN THE CASE OF FRAUD, BUYER ACKNOWLEDGES AND AGREES THAT (X) NO SELLER PARTY IS MAKING (AND NO SELLER PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (Y) NO BUYER PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE PURCHASED ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE BASE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE PURCHASED ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE ALL SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)            OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV OR IN THE SELLER’S CERTIFICATE (TO THE EXTENT RELATING TO THE APPLICABLE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV), OR IN THE CASE OF FRAUD, BUYER ACKNOWLEDGES AND AGREES THAT (I) NO SELLER PARTY IS MAKING (AND NO SELLER PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (II) NO BUYER PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PURCHASED ASSETS, AND NOTHING IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE TAKING, DIRECTLY OR INDIRECTLY, THE PURCHASED ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE ALL SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)            OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV OR IN THE SELLER’S CERTIFICATE (TO THE EXTENT RELATING TO THE APPLICABLE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV), OR IN THE CASE OF FRAUD, BUYER ACKNOWLEDGES AND AGREES THAT (I) BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2475 AND 2500, ANY OTHER APPLICABLE STATE OR FEDERAL LAW, AND THE JURISPRUDENCE THEREUNDER AND (II) BUYER ALSO WAIVES ANY RIGHTS IT MAY HAVE IN REDHIBITION OR TO A REDUCTION OF PURCHASE PRICE PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE, IN CONNECTION WITH THE PURCHASED ASSETS. BY ITS SIGNATURE, BUYER EXPRESSLY ACKNOWLEDGES ALL SUCH WAIVERS AND ITS EXERCISE OF BUYER’S RIGHT TO WAIVE WARRANTY PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2503 AND 2548.

(e)            SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES OF ANY LAW.

Article XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1          General Disclaimer of Title Representations and Warranties. Without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no representation or warranty, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Purchased Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole and exclusive remedy for any defect of title, including any Title Defect, with respect to any of the Purchased Assets (i) before Closing, shall be as set forth in Section 11.2(d) or if applicable, Section 13.1(b) and (ii) after Closing, including under the Assignment and Mineral Deed, shall be pursuant to the R&W Insurance Policy.

11.2          Notice of Title Defects; Defect Adjustments.

(a)            Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Central Time) on June 21, 2024 (the “Claim Date”) claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Title Defects and that Buyer intends to assert as Title Defects pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Title Defect that Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Claim Date (regardless of whether such Title Defect is known by Buyer on or before the Claim Date). To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Tract (and corresponding Lease), Well or Well in Progress, or portion thereof, affected by such alleged Title Defect (each, a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) all supporting documents necessary for Seller to verify the existence of such alleged Title Defect and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to provide Seller, on or before the end of each calendar week prior to the Claim Date, updates on potential Title Defects discovered by Buyer during the preceding calendar week, which updates may be preliminary in nature and supplemented prior to the Claim Date; provided that the failure of Buyer to provide such updates shall not be deemed to waive, limit, restrict or otherwise prejudice Buyer’s right to submit a Title Defect Notice no later than 5:00 p.m. (Central Time) on the Claim Date in accordance with this Section 11.2(a). From the Execution Date until the Claim Date, Buyer shall also, promptly after discovery, furnish Seller with written notice of any Title Benefit that is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Purchased Assets. Buyer may not assert as a Title Defect any matter disclosed in the Schedules to this Agreement or which Buyer has actual knowledge as of Buyer’s execution of this Agreement. For the avoidance of doubt, the failure of any Title Defect Notice to include any of the information or documentation identified or described in clauses (i) through (iv) above shall not render such Title Defect Notice void or ineffective if such Title Defect Notice otherwise materially complies with all of the requirements of this Section 11.2(a) and provides Seller with sufficient information to evaluate the alleged Title Defect.

(b)            Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Tract (and corresponding Lease), Well or Well in Progress, or portion thereof, affected by such Title Benefit (each, a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) supporting documents reasonably necessary for Buyer to verify the existence of such alleged Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Except for Title Benefits, for which Buyer is required to notify Seller pursuant to Section 11.2(a), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Claim Date.

(c)            Seller’s Right to Cure.

(i)            Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the expiration of the Cure Period, any Title Defect asserted by Buyer in accordance with this Agreement; provided, however, that if after the pursuit of other remedies reasonably available to Seller to cure any such Title Defect, Seller reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding, then the Cure Period with respect to such Title Defect shall be extended until such quiet title or similar proceeding is finally resolved, notwithstanding Seller’s previous attempt to cure such Title Defect without the use of a quiet title or similar proceeding, so long as Seller initiates the quiet title or similar proceeding on or before the end of the Cure Period and diligently pursues such proceeding. During the period of time from the Closing to the expiration of the Cure Period (or any extended period contemplated by this Section 11.2(c)(i)), Buyer agrees to reasonably cooperate with Seller, including by giving Seller (or its designee) reasonable access during normal business hours to the Purchased Assets and all Records in Buyer’s or its Representatives’ possession or control to the extent necessary or convenient to facilitate Seller’s attempt to cure any Title Defect. An election by Seller to attempt to cure a Title Defect shall be without prejudice to Seller’s rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, such Title Defect. If Seller elects to cure any Title Defect and such Title Defect is not cured prior to the Closing, the Base Purchase Price shall be reduced by the Allocated Value associated with the Title Defect and such amount shall be held in the Defect Escrow Account.

(ii)            At the Closing, pursuant to Section 3.1(b)(i), funds shall be retained in (or deposited into) the Deposit Escrow Account (which shall be converted into the Defect Escrow Account) in an amount (the “Defect Escrow Amount”) equal to the sum of, subject to and after taking into account the limitations, thresholds and deductibles set forth in Section 11.2(i) and Section 12.1(e), the following amounts:

(A)            the aggregate amount of all Title Defect Amounts (as claimed in good faith by Buyer in its Title Defect Notices) for all Title Defects that Seller has elected to cure post-Closing pursuant to Section 11.2(d)(iii) and/or dispute pursuant to Section 11.2(d); plus

(B)            the aggregate amount of all Remediation Amounts (as claimed in good faith by Buyer in its Environmental Defect Notices) for all Environmental Defects that Seller has elected to dispute pursuant to Section 12.1(c); plus

(C)            the aggregate amount of all Title Defect Amounts (as claimed in good faith by Buyer in its Title Defect Notices) and all Remediation Amounts (as claimed in good faith by Buyer in its Environmental Defect Notices) for all Title Defects and Environmental Defects that Seller attempted to cure prior to the Closing but with respect to which such cure has not been achieved or Buyer has elected to dispute such cure pursuant to Section 11.2(j) and/or Section 12.1(f), as applicable.

(D)            If the amount of the Defect Escrow Amount exceeds the Deposit, the parties shall reduce the Adjusted Purchase Price by the difference, which shall be paid into the Defect Escrow Account at Closing.

(iii)            Upon (x) cure of any Title Defect or Environmental Defect prior to the expiration of the Cure Period, (y) written agreement of the Parties, or (z) in the event that Seller and Buyer cannot agree as to the existence of any Title Defect or Environmental Defect or as to the Title Defect Amount or Remediation Amount attributable thereto, or as to whether such Title Defect or Environmental Defect has been cured and such unresolved matter has been submitted to the Title Arbitrator as a Disputed Title Matter pursuant to Section 11.2(j) or to the Environmental Arbitrator as a Disputed Environmental Matter pursuant to Section 12.1(f), as applicable, upon resolution of such Disputed Title Matter or Disputed Environmental Matter under the process delineated in Section 11.2(j) or Section 12.1(f), as applicable, then Seller or Buyer, as applicable, shall be entitled to receive a distribution from the Defect Escrow Amount in accordance with the resolution of said matter in accordance with this Agreement.

(d)            Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the right of Buyer to terminate this Agreement prior to Closing pursuant to Section 13.1(b), in the event that any Title Defect timely and effectively asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured prior to the Closing Date, Seller shall, at Seller’s sole option and by delivery of a written notice to Buyer prior to the Closing, elect to:

(i)            subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Base Purchase Price by the Title Defect Amount relating to such Title Defect (not to exceed the Allocated Value of the applicable Title Defect Property) determined pursuant to this Article XI;

(ii)            in the event that the Title Defect Amount asserted by Buyer pursuant to Section 11.2(a) with respect to any Title Defect Property equals or exceeds the Allocated Value for such Title Defect Property, retain the entirety of such Title Defect Property together with all associated Purchased Assets, as Excluded Assets, in which event the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Purchased Assets;

(iii)            cure the alleged Title Defect pursuant to Section 11.2(c);

(iv)            if and then only to the extent Buyer consents, indemnify Buyer against all Liability (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer; or

(v)            if applicable, terminate this Agreement pursuant to Section 13.1(b).

If Seller fails to make any of the foregoing elections prior to the Closing, Seller will be deemed to have elected the remedy set forth in Section 11.2(d)(iii). Subject to Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, if Seller elects (or is deemed to have elected) the remedy set forth in Section 11.2(d)(iii) for a Title Defect and thereafter fails to cure the alleged Title Defect prior to the expiration of the Cure Period, then Seller shall have the right, in its sole discretion, to elect the remedy set forth in Section 11.2(d)(i) or, if applicable, Section 11.2(d)(ii) or Section 11.2(d)(iv) for such Title Defect.

(e)            Remedies for Title Benefits. With respect to all Title Benefit Properties reported under Section 11.2(a) and/or Section 11.2(b), the aggregate amount of all Title Benefit Amounts attributable to such Title Benefit Properties shall be used solely to offset Title Defect Amounts exceeding the Individual Title Defect Threshold as provided in Section 11.2(i) and Remediation Amounts exceeding the Individual Environmental Defect Threshold as provided in Section 12.1(e) and shall not result in an upward adjustment to the Base Purchase Price. Any dispute relating to a Title Benefit Amount shall be resolved pursuant to the process delineated in Section 11.2(j).

(f)            Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement prior to the Closing pursuant to Section 13.1(b) and Buyer’s remedies pursuant to the R&W Insurance Policy, the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Purchased Asset or any other title matter.

(g)            Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)            if Buyer and Seller agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)            if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property (but, unless such Encumbrance is recourse to properties other than the Title Defect Property, never more than the Allocated Value of the affected Title Defect Property);

(iii)            if the Title Defect solely represents a discrepancy between (A) the Net Revenue Interest of Seller for any Tract set forth on Exhibit A-2 or Well set forth on Exhibit B or Exhibit B-1 as to any Target Formation and (B) the Net Revenue Interest stated therefor on Exhibit A-2, Exhibit B or Exhibit B-1 as to such Target Formation throughout the duration of the productive life of such Leases applicable to such Tract or of such Well, and the Working Interest set forth on Exhibit A-2, Exhibit B or Exhibit B-1 for such Tract or Well, as applicable, has been reduced proportionately throughout the duration of the productive life of such Leases applicable to such Tract or of such Well as to such Target Formation (and, in the case of a Tract, the number of gross acres covered by such Tract remain unchanged), then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property as to such Target Formation multiplied by a fraction, the numerator of which is the absolute value of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-2, Exhibit B or Exhibit B-1 for such Title Defect Property as to such Target Formation;

(iv)            if the Title Defect represents any matter other than described in clauses (i) through (iii) of this Section 11.2(g), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property as to the applicable Target Formation, the portion of the Title Defect Property affected by the Title Defect as to the applicable Target Formation, the legal effect of the Title Defect as to the applicable Target Formation, the potential economic effect of the Title Defect over the productive life of the Title Defect Property as to the applicable Target Formation, the values placed on such Title Defect by Seller and Buyer as to the applicable Target Formation and such other reasonable factors as are necessary to make a proper evaluation;

(v)            the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or by application of another adjustment contained in this Section 11.2(g) for such Title Defect Property; and

(vi)            notwithstanding anything to the contrary in this Article XI, except for a Title Defect that is an Encumbrance that is recourse to properties other than the Title Defect Property, the Title Defect Amount for a Title Defect shall not exceed the Allocated Value of the applicable Title Defect Property.

(h)            Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)            if Buyer and Seller agree in writing on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)            if the Title Benefit solely represents a discrepancy between (A) the Net Revenue Interest of Seller for any Tract set forth on Exhibit A-2 or Well set forth on Exhibit B or Exhibit B-1 as to any Target Formation and (B) the Net Revenue Interest stated therefor on Exhibit A-2, Exhibit B or Exhibit B-1 as to such Target Formation throughout the duration of the productive life of such Leases applicable to such Tract or of such Well, and the Working Interest set forth on Exhibit A-2, Exhibit B or Exhibit B-1 for such Tract or Well, as applicable, has been increased proportionally throughout the duration of the productive life of such Leases applicable to such Tract or of such Well as to such Target Formation (and, in the case of a Tract, the number of gross acres covered by such Tract remain unchanged), then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property as to such Target Formation multiplied by a fraction, the numerator of which is the absolute value of such Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-2, Exhibit B or Exhibit B-1 for such Title Benefit Property as to such Target Formation; and

(iii)            if the Title Benefit represents any matter other than described in clauses (i) through (iii) of this Section 11.2(h), then the Title Benefit Amount shall be determined by taking into account the Allocated Value of such Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)            Individual Title Defect Threshold and Aggregate Deductible. Notwithstanding anything to the contrary in this Agreement (i) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed [***] dollars ($[***]) (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (but excluding any Environmental Defect cured by Seller), less (3) the aggregate Title Benefit Amounts of all Title Benefits, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Base Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. For the purposes of determining whether or not a Title Defect exceeds the Individual Title Defect Threshold, individual Title Defects will be determined on a Tract-by-Tract, Well-by-Well or Well in Progress-by-Well in Progress basis, as applicable, and shall not be aggregated with other Title Defects under any circumstances, regardless of whether or not the same event, fact, circumstance or liability giving rise to such Title Defect occurs or is present across multiple assets. For the avoidance of doubt, (x) if Seller or Seller’s designee retains any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not count towards the Aggregate Deductible, (y) if Seller cures any Title Defect in accordance with this Agreement, the Title Defect Amount (or applicable portion thereof) attributable to the affected Title Defect Property will not be counted towards the Aggregate Deductible and (z) if any Title Defect relates to an event, fact, or circumstance that would also be a breach of Seller’s representations and warranties contained in Section 4.21 with respect to the special warranty of Defensible Title, then such Title Defect shall not be subject to the Individual Title Defect Threshold or the Aggregate Deductible.

(j)            Title Dispute Resolution. Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to the Closing (or, if Seller elects to attempt to cure pursuant to Section 11.2(c), then prior to the end of the Cure Period with respect to the matters affected by such post-Closing cure efforts). If Seller and Buyer are unable to agree in writing by the Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after the Closing), the Disputed Title Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 11.2(j). There shall be a single arbitrator (the “Title Arbitrator”), who shall be an attorney or consultant with at least fifteen (15) years’ experience in title matters involving oil and gas in the applicable jurisdiction(s) and who is mutually agreed upon by the Parties. The Title Arbitrator shall be selected by mutual written agreement of Buyer and Seller within fifteen (15) days after the Closing Date or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the AAA (or, if there is no such office, the office of the AAA serving Houston, Texas). Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of each Disputed Title Matter in writing. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute or any hearing (as the case may be) and shall be final and binding upon the Parties without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to rendering an award; provided, however, with respect to each Disputed Title Matter, that the Title Arbitrator shall be limited to awarding only one or the other of the amounts proposed by the Parties for the Title Arbitrator’s resolution of such Disputed Title Matter. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest, penalties or any other sums to either Party with respect to any matter. The costs of the Title Arbitrator shall be borne equally between Buyer and Seller. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Base Purchase Price pursuant to Section 3.3 or Section 3.4, then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his or her award with respect to a Disputed Title Matter, and subject to Section 11.2(i), the Parties shall, after giving effect to the limitations provided in this Section 11.2 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver: (i) to Buyer, an amount equal to (1) the sum of the Title Defect Amounts associated with (x) those Title Defects which Seller elected to cure pursuant to Section 11.2(d)(iii) which are not subject to an unresolved Disputed Title Matter and which are not fully cured as provided in Section 11.2(c), and (y)  any Disputed Title Matters determined in favor of Buyer pursuant to this Section 11.2(j), less (2) an amount of any offsetting Title Benefits which are Disputed Title Matters and are determined in favor of Seller pursuant to this Section 11.2(j), with such amount to be disbursed from the Defect Escrow Amount, and (ii) to Seller, the remainder of the Defect Escrow Amount, after giving effect to Section 12.1(f) and any then outstanding Disputed Title Matters. Nothing herein shall operate to cause the Closing to be delayed on account of any unresolved Disputed Title Matter arbitration conducted pursuant to this Section 11.2(j), and to the extent any adjustments are not agreed upon by the Parties in writing as of the Closing, the Base Purchase Price shall not be adjusted therefor at the Closing and subsequent adjustments to the Base Purchase Price, if any, will be made pursuant to Section 3.4 or this Section 11.2.

11.3            Casualty Loss. With respect to the Purchased Assets, the following additional provisions shall apply:

(a)            Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Purchased Assets, and Buyer shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, Title Defects, Environmental Defects or breaches of this Agreement.

(b)            If, after the Execution Date but prior to the Closing Date, any Purchased Asset is damaged or destroyed by fire or other similar catastrophic casualty event (except to the extent Buyer has an indemnification obligation to Seller for such damage, destruction or casualty under Section 10.1(d)) or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), subject to Section 7.4, Buyer shall nevertheless be required to Close and at Closing (i) Buyer shall assume all risk and loss associated with such Casualty Losses as an Assumed Liability (and neither Seller nor any of its Seller Parties shall have any Liability for such Casualty Losses), (ii) the Base Purchase Price shall not be adjusted as a result of such Casualty Losses and (iii) Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of any Casualty Losses insofar as with respect to the Purchased Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Purchased Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests, and claims against Third Parties for the recovery of Seller’s costs and expenses (if any) incurred by Seller prior to Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to such Casualty Loss; and provided, further, that notwithstanding anything to the contrary in this Section 11.3(b), Seller shall not be obligated to pursue any insurance claims or other rights against Third Parties in respect of any Casualty Loss following the Closing.

11.4            Consents to Assign. With respect to each Consent set forth on Schedule 4.6, Seller, prior to Closing, shall use commercially reasonable efforts to send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the Transaction.

(a)            If Seller fails to obtain a Consent set forth on Schedule 4.6 prior to Closing and the failure to obtain such Consent would cause (i) the direct or indirect assignment to Buyer of the Purchased Assets (or portion thereof affected thereby) to be void or (ii) the termination of a Lease or Contract under the express terms thereof (a consent satisfying (i) or (ii), a “Hard Consent”), then (1) the Purchased Asset (or portion thereof) affected by such Hard Consent shall not be conveyed to Buyer at the Closing, (2) the Base Purchase Price shall be reduced by the Allocated Value of such Purchased Asset (or portion thereof) excluded from the Purchased Assets conveyed to Buyer at the Closing, and (3) Seller and Buyer shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Purchased Asset following the Closing; provided, however, that no Party shall be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to a Purchased Asset excluded pursuant to this Section 11.4(a)) that was not obtained prior to Closing is obtained prior to the expiration of ninety (90) days following the Closing, then, within ten (10) Business Days after such Hard Consent is obtained (x) Buyer shall purchase the Purchased Asset (or portion thereof) and any associated Purchased Assets (or portion thereof) that were so excluded as a result of such previously un-obtained Hard Consent and pay to Seller the amount by which the Base Purchase Price was reduced at Closing with respect to the Purchased Asset (or portion thereof) and any associated Purchased Assets so excluded (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (y) Seller shall assign to Buyer the Purchased Assets (or portion thereof) and any associated Purchased Assets so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, in each case, pursuant to Section 9.5 (and the other terms and conditions herein) with respect to such Purchased Assets (or portion thereof) and any associated Purchased Assets so excluded at Closing.

(b)            If Seller fails to obtain a Consent set forth on Schedule 4.6 prior to Closing, and such Consent is not a Hard Consent, then the Purchased Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Purchased Assets and Buyer shall have no claim against, and Seller shall have no Liability to Buyer for, the failure to obtain such Consent.

(c)            Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.6; provided, however, that no Party shall be required to incur any Liability, pay any money or provide any other consideration to the holders of any Consent in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

11.5            Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth on Schedule 4.7, Seller, prior to Closing, shall use its commercially reasonable efforts to send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right with respect to the Transaction within ten days of the execution of this Agreement.

(a)            In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing, the Purchased Assets subject to such Preferential Purchase Right (as well as all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset) shall be excluded from this Agreement, the Base Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Purchased Assets and, subject to Article IX, the Closing shall occur as to the remainder of the Purchased Assets (or interests therein).

(b)            In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, the Purchased Assets subject to such Preferential Purchase Right (as well as all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset) shall be retained by Seller, and the Base Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such retained Purchased Assets, and, subject to Article IX, the Closing shall occur as to the remainder of the Purchased Assets (or interests therein).

(c)            If, subsequent to the Closing, any Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Purchased Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case prior to the expiration of ninety (90) days following the Closing, then Seller and Buyer shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Purchased Assets (or interests therein) subject to such Preferential Purchase Right and any related Purchased Assets which were excluded from the Closing as provided in this Section 11.5, and Buyer shall pay or provide to Seller an amount equal to the aggregate Allocated Values of such Purchased Assets (as adjusted pursuant to Section 3.2).

Article XII
ENVIRONMENTAL MATTERS

12.1            Notice of Environmental Defects.

(a)            Environmental Defects Notice. Buyer must deliver no later than 5:00 p.m. (Central Time) on the Claim Date claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary (without limiting any rights of Buyer to recover under the R&W Insurance Policy for breaches of representations and warranties under Article IV or the Seller’s Certificate), Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Environmental Defect that Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the alleged Environmental Defect and the Purchased Asset, or portion thereof, affected by such alleged Environmental Defect (including, but not limited to, reference to the specific Environmental Laws alleged to have been violated with respect to and that currently require Remediation of the alleged Environmental Defect, and the basis for such assertion of the Environmental Defect), (ii) the Allocated Value of each Purchased Asset (or portion thereof) affected by such alleged Environmental Defect, (iii) all supporting documents necessary for Seller to verify the existence of such alleged Environmental Defect and (iv) a calculation of the Remediation Amount that Buyer asserts is attributable to such alleged Environmental Defect and all assumptions used by Buyer with respect to calculation of such Remediation Amount (including appropriate documentation reasonably necessary for Seller to verify Buyer’s calculation, including copies of any environmental reports and tests prepared by Buyer that are relied upon in asserting the Environmental Defect). To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Claim Date, updates on potential Environmental Defects discovered by Buyer during the preceding calendar week, which updates may be preliminary in nature and supplemented prior to the Claim Date; provided that the failure of Buyer to provide such updates shall not be deemed to waive, limit, restrict or otherwise prejudice Buyer’s right to submit an Environmental Defect Notice no later than 5:00 p.m. (Central Time) on the Claim Date in accordance with this Section 12.1(a). Buyer may not assert as an Environmental Defect any matter disclosed in the Schedules to this Agreement. For the avoidance of doubt, the failure of any Environmental Defect Notice to include any of the information or documentation identified or described in clauses (i) through (iv) above shall not render such Environmental Defect Notice void or ineffective if such Environmental Defect Notice otherwise materially complies with all of the requirements of this Section 12.1(a) and provides Seller with sufficient information to evaluate the alleged Environmental Defect.

(b)            Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the Closing any Environmental Defect asserted by Buyer in accordance with this Agreement. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to Seller’s rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure or Remediate, such Environmental Defect.

(c)            Remedies for Environmental Defects. Subject to Seller’s continuing right to cure an Environmental Defect prior to the Closing or dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the right of Buyer to terminate this Agreement prior to the Closing pursuant to Section 13.1(b), in the event that any Environmental Defect timely and effectively asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or fully cured prior to the Closing Date, Seller shall, at Seller’s sole option and by delivery of a written notice to Buyer prior to the Closing, elect to:

(i)            subject to the Individual Environmental Defect Threshold and the Aggregate Deductible, reduce the Base Purchase Price by the Remediation Amount relating to such Environmental Defect determined pursuant to this Article XII;

(ii)            in the event that the aggregate Remediation Amount asserted by Buyer pursuant to Section 12.1(a) with respect to any Purchased Asset affected by Environmental Defects asserted by Buyer exceeds the Allocated Value for such Purchased Asset, retain the entirety of the Purchased Asset that is subject to such Environmental Defects, together with all associated Purchased Assets, as Excluded Assets, in which event the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Purchased Asset and such associated Purchased Assets;

(iii)            if and then only to the extent Buyer consents, indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Purchased Assets subject to such Environmental Defect pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer; or

(iv)            if applicable, terminate this Agreement pursuant to Section 13.1(b).

If Seller fails to make any of the foregoing elections prior to the Closing with respect to any Environmental Defect, Seller will be deemed to have elected the remedy set forth in Section 12.1(c)(i). If Seller elects the option set forth in Section 12.1(c)(i), Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Defect and all Liabilities with respect thereto, and such responsibility of Buyer shall be deemed to constitute part of the Assumed Liabilities hereunder.

(d)            Exclusive Remedy. Except for Buyer’s right to terminate this Agreement prior to the Closing pursuant to Section 13.1(b) and Buyer’s remedies pursuant to the R&W Insurance Policy, the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect affecting any Purchased Asset or other environmental matter. BUYER EXPRESSLY WAIVES AND RELEASES SELLER PARTIES FROM ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER PARTIES REGARDING ANY ENVIRONMENTAL CONDITIONS OR MATTERS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE, KNOWN OR UNKNOWN, ARISING BEFORE, ON OR AFTER THE EFFECTIVE TIME, AND AGREES THAT THE ASSUMED LIABILITIES INCLUDE SUCH CONDITIONS AND MATTERS.

(e)            Individual Environmental Defect Threshold and Aggregate Deductible. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed [***] dollars ($[***]) (the “Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Seller), less (3) the aggregate Title Benefit Amounts of all Title Benefits, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Base Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the purposes of determining whether or not an Environmental Defect exceeds the Individual Environmental Defect Threshold, individual Environmental Defects will be determined on a Tract-by-Tract, Well-by-Well or Well in Progress-by-Well in Progress basis, as applicable, and shall not be aggregated with other Environmental Defects under any circumstances, regardless of whether or not the same event, fact, circumstance or liability giving rise to such Environmental Defect occurs or is present across multiple Purchased Assets. For the avoidance of doubt, (x) if Seller or Seller’s designee retains any Purchased Asset affected by Environmental Defects pursuant to Section 12.1(c)(ii), the Remediation Amount related to such Purchased Asset will not count towards the Aggregate Deductible and (y) if Seller Remediates any Environmental Defect in accordance with this Agreement, the Remediation Amount (or applicable portion thereof) attributable to the affected Purchased Asset will not be counted towards the Aggregate Deductible.

(f)            Environmental Dispute Resolution. Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Environmental Defects and Remediation Amounts and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Environmental Defect (collectively, the “Disputed Environmental Matters”) prior to the Closing. If Seller and Buyer are unable to agree in writing by the Closing, the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator (the “Environmental Arbitrator”), who shall be an attorney or consultant with at least fifteen (15) years’ experience in environmental matters involving oil and gas in the applicable jurisdiction(s). The Environmental Arbitrator shall be selected by mutual written agreement of Buyer and Seller within fifteen (15) days after the Closing Date and absent such agreement, by the Houston, Texas office of the AAA (or, if there is no such office, the office of the AAA serving Houston, Texas). Each of Buyer and Seller shall submit to the Environmental Arbitrator its proposed resolution of each Disputed Environmental Matter in writing. The proposed resolution of the Disputed Environmental Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Environmental Matter. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 12.1(f). The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute or any hearing (as the case may be) and shall be final and binding upon the Parties without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to rendering an award; provided, however, with respect to each Disputed Environmental Matter, that the Environmental Arbitrator shall be limited to awarding only one or the other of the amounts proposed by the Parties for the Environmental Arbitrator’s resolution of such Disputed Environmental Matter. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matter submitted by either Party and may not award damages, interest, penalties or any other sums to either Party with respect to any matter. The costs of the Environmental Arbitrator shall be borne equally between Buyer and Seller. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Base Purchase Price pursuant to Section 3.3 or Section 3.4, then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his or her award with respect to any Disputed Environmental Matter, and subject to Section 12.1(e), the Parties shall, after giving effect to the limitations provided in Section 12.1 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver: (i) to Buyer, an amount equal to (A) the sum of the Remediation Amounts associated any Disputed Environmental Matters determined in favor of Buyer pursuant to this Section 12.1(f), less (B) an amount of any offsetting Title Benefits which are Disputed Title Matters and are determined in favor of Seller pursuant to Section 11.2(j) (after giving effect to any such offsets under Section 11.2(j) and any then outstanding Disputed Environmental Matters), with such amount to be disbursed from the Defect Escrow Amount and (ii) to Seller, the remainder of the Defect Escrow Amount, after giving effect to Section 11.2(j). Nothing herein shall operate to cause the Closing to be delayed on account of any unresolved Disputed Environmental Matter arbitration conducted pursuant to this Section 12.1(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of the Closing, the Base Purchase Price shall not be adjusted therefor at the Closing, and subsequent adjustments to the Base Purchase Price, if any, will be made pursuant to Section 3.4 or this Section 12.1(f).

12.2            NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that (a) the Purchased Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Purchased Assets or associated with the Purchased Assets; (b) equipment and sites included in the Purchased Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Purchased Assets or included in the Purchased Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment; (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Purchased Assets; and (g) notwithstanding anything to the contrary, the presence of NORM or asbestos-containing materials that are non-friable or cannot be claimed as an Environmental Defect.

Article XIII
TERMINATION, DEFAULT AND REMEDIES

13.1            Right of Termination. This Agreement and the Transaction may be terminated at any time prior to the Closing:

(a)            by the mutual prior written consent of the Parties;

(b)            by Seller or Buyer if the Closing shall not have occurred on or before July 31, 2024 (the “Outside Date”);

(c)            by either Party (by written notice from the terminating Party to the Other Party containing a statement explaining the asserted breach along with any supportive documents), if the Closing does not occur on the Target Closing Date as a result of the closing conditions described in Sections 7.1, 7.2, 8.1, or 8.2 not being satisfied as of such date; provided, however, that no Party shall be entitled to terminate this Agreement under Section 13.1(b) or Section 13.1(c) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants or agreements hereunder; or

(d)            by either Party (by written notice from the terminating Party to the Other Party), if the Closing does not occur on the Target Closing Date as a result of the closing conditions described in Section 7.4 or Section 8.4 not being satisfied as of such date; provided that, for purposes of determining whether the closing conditions described in Section 7.4 or Section 8.4 have been satisfied, any amounts subject to a good faith dispute between the Parties shall not be included in the calculation of whether the items enumerated in Section 7.4 or Section 8.4, as applicable, equal to or exceed [***] ([***]%) of the Base Purchase Price.

13.2            Effect of Termination.

(a)            If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 10.1(d), Section 10.1(e), Section 10.1(f), Section 10.2, Section 10.3, this Section 13.2, Section 13.3, Article I and Article XIV (other than Section 14.4, Section 14.9, Section 14.10 and Section 14.19, which shall terminate)) and Annex I (which shall continue in full force and effect) and, without prejudice to its rights under Section 13.2(c) (if applicable), Seller shall be free immediately to enjoy all rights of ownership of the Purchased Assets and to sell, transfer, encumber, or otherwise dispose of the Purchased Assets to any Person without any restriction under this Agreement.

(b)            In the event that (i) all conditions precedent to the obligations of Seller set forth in Article VIII have been satisfied or waived by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing (but which are capable of being satisfied at or in connection with the occurrence of Closing)) and (ii) the Closing has not occurred solely as a result of the material breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the Transaction at Closing (including, for the avoidance of doubt, if Buyer terminates this Agreement pursuant to Section 13.1 and at the time of termination, such a material breach or failure has occurred and is continuing), then Buyer shall promptly elect in writing, as the sole and exclusive remedy of the Buyer Parties against any member of the Seller Parties for the failure to consummate the Transaction at Closing, to either (A) exercise its right to specific performance of this Agreement pursuant to Section 14.19, or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Buyer (and the Parties shall promptly (but in any event within two (2) Business Days upon such termination) provide joint written instructions to the Escrow Agent to deliver the Deposit to Buyer), and Buyer shall be entitled to seek additional damages or pursue other remedies with respect to any breach by Seller of its obligations under this Agreement.

(c)            In the event that (i) all conditions precedent to the obligations of Buyer set forth in Article VII have been satisfied or waived by Buyer (or would have been satisfied except for the breach or failure of any of Buyer’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing (but which are capable of being satisfied at or in connection with the occurrence of Closing)) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Buyer’s representations, warranties, or covenants hereunder, including, if and when required, Buyer’s obligations to consummate the Transaction at Closing, then Seller shall be entitled, as the sole and exclusive remedy of the Seller Parties against any member of the Buyer Parties for the failure to consummate the Transaction at Closing, to either (A) exercise its right to specific performance of this Agreement pursuant to Section 14.19 or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Seller (and the Parties shall promptly (but in any event within two (2) Business Days upon such termination) provide joint written instructions to the Escrow Agent to deliver the Deposit to Seller), and Seller shall be entitled to seek additional damages or pursue other remedies with respect to any breach by Buyer of its obligations under this Agreement.

(d)            If this Agreement is terminated under Section 13.1 and Seller is not entitled to the Deposit under Section 13.2(c), the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit (with interest) to Buyer, free of any claims by Seller or any other Person with respect thereto.

(e)            Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that if the Closing fails to occur for any reason, such Party’s sole and exclusive remedy against the Other Party shall be to exercise an applicable remedy set forth in this Section 13.2.

13.3            Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all original (and destroy all copies of) title, engineering, Third Party G&G Data, Proprietary G&G Data, environmental assessments and reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Purchased Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.

Article XIV
MISCELLANEOUS

14.1            Assumed Liabilities; No Survival.

(a)            Without limiting Buyer’s rights under the R&W Insurance Policy, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all Liabilities, known or unknown, arising from, based upon, related to or associated with the Purchased Assets, regardless of whether such Liabilities arose prior to, at or after the Effective Time, including obligations and Liabilities (i) to furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts and this Agreement, (ii) to pay Working Interests, Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Base Purchase Price was adjusted pursuant to Section 3.2(b)(ix)), (iii) to pay the applicable Governmental Authority any Asset Taxes, Transfer Taxes or amounts subject to escheat obligations pursuant to applicable Law, (iv) to Decommission the Purchased Assets, (v) to clean up and remediate the Purchased Assets in accordance with the Applicable Contracts, Leases, Units, Surface Rights and Laws, (vi) to perform all obligations applicable to or imposed on the lessee, owner or operator under the Applicable Contracts, Leases, Units, Surface Rights, or as required by Law, (vii) with respect to the lawsuits, litigation and claims set forth on Schedule 4.5, and (viii) with respect to all Property Expenses (all such Liabilities being referred to as the “Assumed Liabilities”); provided that Buyer does not assume any Liabilities to the extent that they are attributable to and arise solely out of the use, ownership or operation of the Excluded Assets, the litigation set forth on Schedule 4.5 or that should have been set forth on Schedule 4.5 for the representations and warranties in Section 4.5 to be true and correct, or the matters set forth on Schedule 4.13 (collectively, the “Retained Liabilities”).

(b)            Without limiting Buyer’s rights and remedies under the R&W Insurance Policy, except with respect to the representations and warranties set forth in Section 4.23, which shall survive Closing indefinitely, none of the representations, warranties, covenants or agreements of Seller in this Agreement or in any instrument delivered pursuant to this Agreement or in any of the Transaction Documents shall survive the Closing. Notwithstanding the foregoing, this Section 14.1(b) shall not limit any covenant or agreement of Seller set forth in Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 6.2, Section 6.3, Section 6.4, Section 6.8, Section 9.3, Section 9.4, Section 9.5, Section 10.1, Section 10.3, Article XI (but only with respect to such covenants and agreements of Seller set forth therein that are to be complied with or performed after the Closing), Article XII (but only with respect to such covenants and agreements of Seller set forth therein that are to be complied with or performed after the Closing), and this Article XIV, which covenants and agreements shall survive the Closing until fully performed. Except in the event of Fraud and the Retained Liabilities, (i) no Seller or any of its Seller Parties shall have any liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder, and (ii) following Closing, the R&W Insurance Policy shall be Buyer’s sole and exclusive remedy for any breaches of (x) any representation or warranty or (y) any covenant or agreement to be performed at or prior to Closing, in each case, that is contained in this Agreement or in any of the Transaction Documents.

(c)            Effective as of the Closing, Buyer and its successors and assigns shall be liable for, and shall defend, indemnify, hold harmless and forever release Seller and its Seller Parties from and against any and all Liabilities suffered or incurred by any such Person arising from, based upon, related to or associated with: (i) any breach by Buyer of any of its representations or warranties contained in Article V and/or the Buyer’s Certificate; (ii) any breach by Buyer of any of its covenants or agreements under this Agreement; and (iii) the Assumed Liabilities. The representations, warranties, covenants and performance obligations of Buyer in this Agreement and/or the Buyer’s Certificate, and all covenants, assumptions and indemnities set forth in this Section 14.1 shall survive the Closing and remain in full force and effect indefinitely.

(d)            EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(d), OR IN THE CASE OF FRAUD, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, REMISE, DISCHARGE, EXCLUSIVE REMEDY, LIMITATION ON LIABILITY AND ASSUMED LIABILITIES PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER PARTY OR BUYER PARTY, AS APPLICABLE, HAVING A RIGHT TO BE INDEMNIFIED HEREUNDER, OR BENEFICIARY THEREOF. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

(e)            Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, the Parties agree that, from and after the Closing, 2.3(e), Section 3.4, Section 3.5, Section 6.3, Section 10.1(d), this Section 14.1 and Section 14.19 contain the Parties’ exclusive remedies against each other with respect to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any Transaction Document. Except in the case of Fraud or as specified in Section 3.4, Section 3.5, Section 6.3, Section 10.1(d), this Section 14.1 and Section 14.19, effective as of completion of the Closing, Buyer, on its own behalf and on behalf of the Buyer Parties, hereby forever releases, remises and forever discharges Seller and its Seller Parties from any and all suits, legal or administrative proceedings, Liabilities or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Buyer or the Buyer Parties have or might now or subsequently have, based on, relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, or the ownership, use or operation of any of the Purchased Assets prior to, on or after the Closing or the condition, quality, status or nature of any of the Purchased Assets prior to, on or after the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.

14.2            Appendices, Exhibits and Schedules.

(a)            All of the Annexes, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party and its counsel has received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.

(b)            In no event shall disclosure of any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules be deemed or interpreted to broaden the scope of the representations and warranties, obligations, covenants, conditions, indemnities or agreements contained in this Agreement, or to create any representation, warranty, obligation, covenant, condition, indemnity or agreement that is not contained in this Agreement. The inclusion of any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules shall not be construed as an admission or acknowledgment or otherwise imply (i) that such matter, fact, occurrence, information or circumstance is required to be listed in the Exhibits or Schedules in order for any representation or warranty in this Agreement to be true and correct or (ii) that, with respect to any representation or warranty qualified by materiality (or similar qualifier), such matter, fact, occurrence, information or circumstance is, or may be, material.

(c)            Any exception, qualification or other disclosure set forth on the Exhibits or Schedules attached to this Agreement with respect to a particular representation, warranty, obligation, covenant, condition, indemnity or agreement contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties, obligations, covenants, conditions, indemnities and agreements contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent that such exception, qualification or disclosure is applicable to such other representations, warranties, obligations, covenants, conditions, indemnities and agreements whether or not such exception, qualification or disclosure is so numbered.

(d)            Matters reflected in the Exhibits or Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Exhibits or Schedules. In particular, if the Exhibits or Schedules contain supplementary information not specifically required under this Agreement to be included in the Exhibits or Schedules, such additional matters are set forth solely for informational purposes, are not represented or warranted in this Agreement and do not necessarily include other matters of a similar nature. In addition, the disclosure of any matter in the Exhibits or Schedules is not to be deemed an admission against any Party that such matter actually constitutes noncompliance with or a violation of contract or Law or other topic to which such disclosure is applicable. In disclosing any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules, no Party is waiving any attorney-client privilege associated with any such matter, fact, occurrence, information or circumstance, or any protection afforded by the “work product doctrine” with respect to any of the same.

14.3            Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated hereby or thereby shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses. Notwithstanding the foregoing, all fees, costs and expenses of the R&W Insurance Policy shall be paid equally by Seller and Buyer.

14.4            Taxes

(a)            Asset Taxes.

(i)            Solely for purposes of determining the adjustments to the Base Purchase Price pursuant to Section 3.2(a)(vii) and Section 3.2(b)(viii) and applying Section 14.4(e), Seller shall be allocated all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated all Asset Taxes attributable to (1) any Tax period beginning at or after the Effective Time and (2) the portion of any Straddle Period beginning at the Effective Time.

(ii)            Solely for purposes of determining the allocations described in Section 14.4(a)(i) and applying Section 14.4(e), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than, for the avoidance of doubt, such Asset Taxes that are ad valorem, property, and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) above or that are ad valorem, property and similar Asset Taxes imposed on a periodic basis), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days and partial days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days and partial days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of applying this Section 14.4(a)(ii) to Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Purchased Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(iii)            To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3 or Section 3.4, as applicable, the Parties shall utilize the most recent information available (including the most recent available Tax rate or assessed asset value, as applicable) in estimating the amount of such Asset Tax for purposes of such adjustment.

(b)            Recording Fees and Transfer Taxes. The Base Purchase Price excludes, and Buyer shall bear, all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Purchased Assets to Buyer. All sales, use, stock, stamp, transfer (including gross receipts Taxes based on transfer of taxable items), stamp, documentary, filing, recording, registration, authorization, or similar Taxes, fees, and charges, and any penalties, additions to Tax, and interest levied or assessed thereon, if any, incurred or imposed with respect to the Transaction (collectively, “Transfer Taxes”) shall be borne by Buyer. Buyer shall timely file or cause to be filed all required reports and returns for, related to, or incident to such Transfer Taxes and shall timely collect, remit, and pay or cause to be paid to the Taxing authorities all Transfer Taxes; provided that Seller may, to the extent required or permitted by applicable Law, collect from Buyer and remit to the appropriate Governmental Authority any such Transfer Taxes unless Buyer has provided Seller with a properly completed exemption certificate evidencing an exemption from such Transfer Taxes. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer. Notwithstanding any other provision herein, should Seller pay or otherwise economically bear any Transfer Taxes, Buyer shall promptly reimburse Seller for such Transfer Taxes.

(c)            Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the Other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include the retention and (upon the Other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

(d)            Tax Returns. After the Closing Date, Buyer shall (i) be responsible for paying any Asset Taxes for any (A) Tax period that ends after the Effective Time or (B) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, incorporating any comments received from Seller prior to the due date therefor.

(e)            Tax Refunds. Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 14.4(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 14.4(a). If a Party or its Affiliate receives a refund of Asset Taxes to which the Other Party is entitled pursuant to this Section 14.4(e), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.

(f)            No Adjustment for Income Taxes. Notwithstanding anything to the contrary in this Agreement, the Base Purchase Price will not be adjusted pursuant to this Agreement for any Party’s Income Taxes.

14.5            Assignment. Except as otherwise provided in Section 14.20, this Agreement may not be assigned by either Party without prior written consent of the Other Party; provided, however, that prior to Closing, Buyer may assign all (or any portion) of its right, title and interest under this Agreement to an Affiliate without the prior written consent of Seller. In the event the non-assigning Party consents to any such assignment (or Buyer assigns to an Affiliate in accordance with the foregoing sentence), such assignment shall not relieve the assigning Party of any Liabilities hereunder, including Liabilities arising following such assignment. Notwithstanding anything in this Agreement to the contrary, in the event Buyer assigns any of its right, title and interest under this Agreement to an Affiliate in accordance with the first sentence of this Section 14.5, then, to the extent Seller has or subsequently receives a Hard Consent approving assignment of such applicable Purchased Asset(s) in and to Buyer, such Hard Consent shall be deemed received for all purposes of this Agreement, including Section 11.4. Any assignment or other transfer by Buyer or its successors and assigns of any of the Purchased Assets shall not relieve Buyer or its successors or assigns of any of their Liabilities (including indemnity obligations) hereunder. Any purported assignment of this Agreement by either Party in violation of this Section 14.5 shall be null and void, ab initio.

14.6            Preparation of Agreement. Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

14.7            Publicity. Except as required by Law or any nationally recognized securities exchange, neither Party shall issue or make any press release or other public or private announcement concerning this Agreement (or otherwise disclose the terms of this Agreement) without the prior written consent of the Other Party.  At least twenty-four (24) hours prior to issuing or making any press release or other public or private announcement concerning this Agreement (or otherwise disclosing the terms of this Agreement), in each case, in accordance with this Section 14.7, the Party shall provide the Other Party with such release, announcement or disclosure and shall incorporate any reasonable comments requested by the Other Party into such release, announcement or disclosure.  Notwithstanding anything herein to the contrary, except as required by Law, neither Buyer nor Seller shall disclose the name of the Other Party (or the names of any of such Other Party’s Affiliates or, in the case of public releases by Buyer or its Affiliates, the names of any direct or indirect equity owner of Seller) or the Base Purchase Price or Adjusted Purchase Price in any public release or announcement without the prior written consent of the Other Party (which consent may be withheld for any reason); provided, however, that the Parties may disclose such information to any direct or indirect equity owner.

14.8            Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by United States Mail with all postage fully prepaid, or sent by electronic mail (“Email”) transmission (provided that a receipt of such Email is requested by the notifying party and affirmatively acknowledged by the receiving party, and with the receiving Person affirmatively obligated to promptly acknowledge receipt), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Tellurian Production LLC

1201 Louisiana St., Suite 3100

Houston, Texas 77002

Attention: General Counsel
Email:  legal.notices@tellurianinc.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention: Jim Wetwiska
Email:  jwetwiska@AkinGump.com

If to Buyer:

Aethon Energy
12377 Merit Drive, Suite 1200
Dallas, Texas 75251
Attention: General Counsel
Email:  legal@AethonEnergy.com

With a copy to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention: Rahul D. Vashi
Email:   rvashi@gibsondunn.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by Email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the Email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 14.8.

14.9            Further Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the Other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the Transaction.

14.10            Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (and any and all recording or similar fees in connection therewith shall be borne by Buyer), (b) if applicable, send notices prepared by Seller and delivered to Buyer at Closing, to vendors supplying goods and services for the Purchased Assets and to any Third Party operator of the Purchased Assets of the assignment of such Purchased Assets to Buyer, (c) actively pursue the approval of all applicable Governmental Authorities of the direct or indirect assignment of the Purchased Assets to Buyer and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the direct or indirect assignment of the Purchased Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. The Parties agree to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

14.11            Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES OR THEIR RESPECTIVE REPRESENTATIVES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL.

14.12            Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the Nonparty Affiliates, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns) any rights, remedies, obligations or Liabilities under or by reason of this Agreement, and there shall not otherwise be any Third Party beneficiaries of this Agreement.

14.13            Amendment. This Agreement may be amended or modified only by an instrument in writing executed by both Parties (or their permitted successors and assigns) and expressly identified as an amendment or modification.

14.14            Waiver; Rights Cumulative. Any of the terms, covenants, agreements, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective Representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition or any breach of any term, covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, agreement, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right by Seller or Buyer shall not preclude the exercise of any other right.

14.15            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the Transaction or the rights, duties and relationship of the parties hereto and thereto shall be governed by and, construed and enforced in accordance with the Laws of the State of Texas (except that, with respect to issues relating to real property for Purchased Assets located in a specific State, the Laws of such State shall govern), excluding any conflicts of Law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b)            Each Party agrees to attempt in good faith to resolve disputes prior to filing suit.  Within five (5) days following delivery of written notice by one Party to another of a perceived breach or other dispute, a senior executive of each Party will meet together in person (or if agreed by both parties, via telephone) to discuss ways to correct the dispute prior to taking further action.

(c)            The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall be in any state or federal court in Houston, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the Transaction in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(d)            To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 14.15(c).

(e)            EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.16            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction are fulfilled to the extent possible.

14.17            Removal of Name. As promptly as practicable, but in any case within ninety (90) Business Days after the Closing Date, Buyer shall, at its sole cost and expense, eliminate the name “Tellurian” and “Tellurian Operating” and any variants thereof from the Purchased Assets and related signage and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

14.18            Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

14.19            Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and each Party shall be entitled to specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy available at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. The right of specific enforcement is an integral part of the Transaction and without that right, neither party would have entered into this Agreement.

14.20            Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge, and deliver to the other any further instruments and take such other action as is reasonably sought in order to achieve the purposes of the Transaction, including assurances that Seller and Buyer are financially capable of performance of any indemnification required in this Agreement.

14.21            Affiliate Liability. All obligations and/or other Liabilities (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transaction Documents, or the negotiation, execution, performance, or breach of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Transaction Document), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement or any successor or permitted assign of any the Parties (“Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, equity holder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, equity holder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transaction Documents or based on, in respect of, or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance, or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such Liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise.

14.22            Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time will be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

14.23            Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Transaction and each of the Transaction Documents. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby.

14.24            Non-Compensatory Damages. NONE OF THE BUYER PARTIES OR SELLER PARTIES NOR ANY OTHER PERSON SHALL BE ENTITLED TO ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, LOSS OF BUSINESS OR PROFITS OR DIMINUTION IN VALUE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT IN THE CASE OF FRAUD OR TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER PARTIES, AND SELLER, ON BEHALF OF EACH OF SELLER’S SELLER PARTIES, EACH WAIVES ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, LOSS OF BUSINESS OR PROFITS OR DIMINUTION IN VALUE ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT IN THE CASE OF FRAUD.

Signature Pages Follow

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

Tellurian Production LLC

By:	/s/ Samik Mukherjee
Name:	Samik Mukherjee
Title:	President, Tellurian Investments

Tellurian Operating LLC

By:	/s/ Samik Mukherjee
Name:	Samik Mukherjee
Title:	President, Tellurian Investments

Signature Page to Purchase and Sale Agreement

BUYER:

Aethon United BR LP

By:	/s/ Kat Lyles
Name:	Kat Lyles
Title:	General Counsel

Aethon III BR LLC

By:	/s/ Kat Lyles
Name:	Kat Lyles
Title:	General Counsel

Signature Page to Purchase and Sale Agreement

Annex I

DEFINED TERMS

“AAA” shall have the meaning set forth in Section 3.5.

“Accounting Expert” shall have the meaning set forth in Section 3.5.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.1(a).

“AFEs” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Arrangements” shall have the meaning set forth in Section 4.27.

“Aggregate Deductible” shall mean [***] percent ([***]%) of the Base Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.6.

“Allocation” shall have the meaning set forth in Section 3.7.

“Allocation Schedule” shall have the meaning set forth in Section 3.7.

“Applicable Contracts” shall mean all Contracts to which Seller is a party or by which Seller or any of the Purchased Assets are bound, including: communitization agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farm-in and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations and agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities and equipment leases; drilling rig contracts, and other contracts and agreements; provided that Applicable Contracts shall not include any master service agreements, Contracts relating to the Excluded Assets, and any Derivative Financial Instruments.

“Asset Credit Support” shall have the meaning set forth in Section 4.19.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, gross receipts (to the extent based on the transfer of taxable items) and similar Taxes based upon the acquisition, operation or ownership of the Purchased Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

Annex I – Page 1

“Assignment” shall mean the Assignment and Bill of Sale and Conveyance from Seller to Buyer, in the proportional undivided interests designated by Buyer to Seller prior to Closing, pertaining to the Purchased Assets (excluding those Purchased Assets conveyed pursuant to the Mineral Deed), substantially in the form attached to this Agreement as Exhibit G-1.

“Assumed Liabilities” shall have the meaning set forth in Section 14.1(a).

“AU BR” shall have the meaning set forth in the introductory paragraph herein.

“Base Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Burden” shall mean royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas, are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Parties” shall mean, collectively, Buyer and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and other Representatives.

“Buyer’s Certificate” shall have the meaning set forth in Section 9.3(i).

“Casualty Amount” shall mean the actual cost to repair or restore a Purchased Asset for damage caused by a Casualty Loss to the condition of such Purchased Asset immediately prior to such Casualty Loss (net of any amounts reasonably expected to be recovered in respect of insurance claims, unpaid awards and other rights under Section 11.3(b)).

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Date” shall have the meaning set forth in Section 11.2(a).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated effective as of February 29, 2024, by and between Tellurian Inc. and Aethon Energy Operating LLC, as amended by that certain Supplement and Amendment to Confidentiality Agreement, dated effective as of March 5, 2024.

“Consent” shall have the meaning set forth in Section 4.6.

Annex I – Page 2

“Contract” shall mean any written contract, agreement or any other legally binding arrangement, together with all amendments thereto; provided, however, that the term “Contract” shall not include any Lease, Surface Right, or other instrument creating or evidencing an interest in the Purchased Assets or any real or immovable property or any expired or terminated Contract.

“Contracting Parties” shall have the meaning set forth in Section 14.21.

“Cure Period” shall mean (a) with respect to any Title Defect, the period ending ninety (90) days after the Closing Date and (b) with respect to any Environmental Defect, the period ending on the Closing Date.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Purchased Assets to Buyer that are customarily obtained after the assignment of properties similar to the Purchased Assets.

“Damages” shall mean actual monetary, out-of-pocket losses, damages, liabilities, costs, or expenses, including reasonable and documented attorneys’ fees but excluding punitive, exemplary, special, indirect, consequential or incidental damages or damages for lost profits or lost business opportunity.

“Decommission” shall mean all dismantling and decommissioning activities and obligations as required by Law, any Governmental Authority, Lease or other agreement, including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Defect Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Defect Escrow Amount in accordance with the Escrow Agreement.

“Defect Escrow Amount” shall have the meaning set forth in Section 11.2(c)(ii).

“Defensible Title” shall mean such right, title and interest (including pooling and contractual rights) of Seller to each Tract set forth on Exhibit A-2 and Well set forth on Exhibit B or Exhibit B-1 that as of the Claim Date and subject to Permitted Encumbrances is (x) deducible of record or (y) beneficial and constructive title evidenced by elections made or delivered pursuant to joint operating agreements, pooling agreements, production sharing agreements, unitization agreements, farmout agreements or similar agreements or under applicable Law:

(a)            with respect to each Tract or Well described on Exhibit A-2, Exhibit B or Exhibit B-1, as applicable, entitles Seller to receive throughout the productive life of the Leases applicable to such Tract or of such Well not less than the Net Revenue Interest set forth on Exhibit A-2, Exhibit B or Exhibit B-1, as applicable, for each Target Formation set forth on Exhibit A-2, Exhibit B or Exhibit B-1 with respect to such Tract or Well, as applicable, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting party subject to Section 6.1, (ii) decreases resulting from the establishment or amendment from and after the Execution Date, in accordance with Section 6.1, of (A) pools or units or (B) allocations to horizontal laterals, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under-deliveries and (iv) as otherwise set forth on Exhibit A-2, Exhibit B or Exhibit B-1, as applicable;

Annex I – Page 3

(b)            with respect to such Tract or Well described on Exhibit A-2, Exhibit B or Exhibit B-1, as applicable, obligates Seller to bear throughout the productive life of the Leases applicable to such Tract or of such Well the Working Interest not greater than the Working Interest set forth on Exhibit A-2, Exhibit B or Exhibit B-1, as applicable, for each Target Formation set forth on Exhibit A-2, Exhibit B or Exhibit B-1 with respect to such Tract or Well, as applicable, except (i) increases to the extent that they are accompanied by a proportionate or greater increase in Seller’s corresponding Net Revenue Interest as to each such Target Formation, (ii) increases to the extent such increases result from contribution requirements arising from and after the Effective Time with respect to defaulting co-owners under applicable operating agreements or Law, (iii) increases to the extent such increases result from co-owners electing under applicable operating agreements, unit agreements, pooling agreements or similar agreements or forced pooling orders not to participate in an operation relating to a Tract or Well, or (iv) as otherwise identified on Exhibit A-2, Exhibit B or Exhibit B-1, as applicable; and

(c)            is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.1(b).

“Deposit Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Deposit in accordance with the Escrow Agreement; provided, that at Closing, the Deposit Escrow Account shall be converted into the Defect Escrow Account.

“Derivative Financial Instrument” shall mean, collectively, any Contract with respect to any swap, forward, future or derivative transaction or option or similar hedge transaction.

“Dispute Notice” shall have the meaning set forth in Section 3.4(a).

“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“Effective Time” shall mean 12:01 a.m. (Central Time) on April 1, 2024.

“Email” shall have the meaning set forth in Section 14.8.

“Emergency” means a sudden or unexpected event that causes, or risks causing, eminent or immediate (i) substantial damage to all or any portion of the Purchased Assets or the property of any Third Party, (ii) death or injury to any Person, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment or (iv) any other eminent or imminent threat to the environment, or human health or safety.

“Encumbrance” shall mean any lien, privilege, mortgage, security interest, pledge, charge, or similar encumbrance.

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“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Defect” shall mean (a) a condition that causes a Lease located within a Tract or Well not to be in compliance with, or to be subject to a current remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Execution Date with respect to any Lease located within a Tract or Well or the operation thereof of any environmental pollution, contamination or degradation where monitoring, remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws; provided, however, that the following shall not constitute an Environmental Defect: (i) any matter listed on Schedule 4.16; (ii) the presence of NORM, asbestos, or any asbestos containing materials; and (iii) good or desirable operating practices not required under Environmental Law.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean, as the same have been amended to the Closing, all Laws pertaining to prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all analogous state and local Laws addressing pollution or protection of human health and the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Purchased Assets.

“Escrow Agent” shall mean Truist Bank, a North Carolina banking corporation, or its successor or assign as contemplated by the Escrow Agreement.

“Escrow Agreement” shall mean an Escrow Agreement to be entered into by and among Seller, Buyer and the Escrow Agent as of the date hereof to hold the Deposit in the Deposit Escrow Account and, as of the Closing Date, the Defect Escrow Amount in the Defect Escrow Account, substantially in the form attached hereto as Exhibit I.

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“Excluded Assets” shall mean (a) all of Seller’s minute books, financial records, Tax records (excluding Asset Tax Returns) and other business records that relate to Seller’s business generally; (b) except to the extent relating to Assumed Liabilities, all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Purchased Assets and attributable to any period of time prior to the Effective Time and, subject to the adjustments to the Base Purchase Price set forth in Section 3.2, all Suspense Funds; (c) to the extent that they do not relate to the Assumed Liabilities for which Buyer is providing indemnification hereunder, all claims and causes of action of Seller arising under or with respect to any Contracts, Leases or Surface Rights that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) to the extent not relating to the Assumed Liabilities, subject to Section 11.3, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) subject to Section 2.3(b), all Hydrocarbons produced and sold from Seller’s interest in the Purchased Assets with respect to all periods prior to the Effective Time; (f) any and all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time (including any refunds to which Seller is entitled pursuant to Section 14.4(e)), (ii) Income Taxes of Seller, (iii) any Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Purchased Assets that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time; (g) all personal computers and associated peripherals and all radio and telephone equipment, other than the SCADA Equipment, but including any software or programs used in connection with the SCADA Equipment; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) to the extent not relating to the Assumed Liabilities, all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (j) all data, information and agreements that cannot be assigned or disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all of Seller’s Emails and similar electronic files; (l) all of Seller’s personnel files and records; (m) to the extent not relating to Assumed Liabilities, all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (n) (i) Third Party G&G Data excluded from the Purchased Assets under Section 2.1(h), (ii) copies of all Third Party G&G Data and Proprietary G&G Data; (o) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers of the Purchased Assets compiled by Seller, (ii) bids submitted by other prospective purchasers of the Purchased Assets, (iii) analyses by Seller or its Representatives of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or any of its Representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the Transaction; (p) any offices, office leases and any personal property located in or on such offices or office leases; (q) any other assets, properties, items, contracts or rights specifically listed on Exhibit F (whether or not specifically described in this definition); (r) any Derivative Financial Instruments; (s) any instruments of indebtedness for borrowed money; (t) any master services agreements or similar Contracts of Seller or its Affiliates; (u) any assets described in Section 2.1(e), Section 2.1(f), Section 2.1(g) or Section 2.1(h) that are not assignable or that may not be assigned without payment of a fee or other consideration, unless Buyer has agreed in writing to pay such fee or consideration; (v) any assets that are finally excluded from the Transaction pursuant to Section 11.2(d)(ii), Section 11.4(a), Section 11.5 or Section 12.1(c)(ii), or any other provision of this Agreement; (w) except to the extent relating to Assumed Liabilities for which Buyer is providing indemnification hereunder, payments from Third Parties of operating charges (including COPAS fees under operating agreements) for the Purchased Assets operated by Seller or any of its Affiliates attributable to the period between the Effective Time and the Closing and (x) all assets, properties, items, contracts or rights that are (i) not specifically described or included in the definition of “Purchased Assets” or (ii) that do not constitute “Purchased Assets” because such items are not owned, used, or held for use, as applicable, in connection with the ownership of the other Purchased Assets.

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“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Final Adjustment Amount” shall have the meaning set forth in Section 3.4(a).

“Final Price” shall have the meaning set forth in Section 3.4(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).

“Fraud” means (a) with respect to Seller, a materially false misrepresentation and warranty contained in Article IV made with Seller’s Knowledge that such representation and warranty is materially false when made, which is made with the actual conscious intent of inducing Buyer to enter into this Agreement and upon which Buyer has justifiably and reasonably relied, with no prior actual knowledge of such misrepresentation, to enter into or consummate this Agreement and to take action and Buyer did so rely thereon and suffer actual and material damages by reason of such reliance and (b) with respect to Buyer, a materially false misrepresentation and warranty contained in Article V made with Buyer’s actual knowledge that such representation and warranty is materially false when made, which is made with the actual conscious intent of inducing Seller to enter into this Agreement and upon which Seller has justifiably and reasonably relied, with no prior Knowledge of such misrepresentation, to enter into or consummate this Agreement and to take action and Seller did so rely thereon and suffer actual and material damages by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or similar theory, and does not include constructive fraud, equitable fraud or promissory fraud.

“Fundamental Representations” shall mean the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.4, and Section 4.14.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the Execution Date.

“G&G Data” means any and all data, core and fluid samples, reserve studies, evaluations, and engineering, geological and/or geophysical studies (including seismic data, studies, analyses, interpretations and information), and other similar information and records, in each case relating to the Purchased Assets.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court, arbitral body or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hard Consent” shall have the meaning set forth in Section 11.4(a).

“Hazardous Substances” shall mean any pollutants, contaminants, wastes, constituents, compounds or chemicals classified, regulated, or defined as “toxic,” “hazardous,” a “hazardous waste,” “hazardous substance,” “extremely hazardous substances,” including any petroleum, waste oil or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.

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“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance Agreement” shall have the meaning set forth in Section 2.3(e).

“Imbalance Amount” shall mean (A) with respect to gaseous Hydrocarbons (excluding natural gas liquids), $1.75, (B) with respect to liquid Hydrocarbon (excluding natural gas liquids), $73 and (C) with respect to natural gas liquids, $29 per barrel.

“Imbalance Remittance Period” shall have the meaning set forth in Section 2.3(e).

“Imbalance Wells” shall have the meaning set forth in Section 2.3(e).

“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the share of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Purchased Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Purchased Assets pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage or processing facility.

“Income Taxes” means (i) all Taxes based upon, measured by or calculated with respect to gross or net income, gross or net receipts (except for gross receipts Taxes imposed on the transfer of taxable items) or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer, gross receipts Taxes imposed on the transfer of taxable items, or other similar Taxes), (ii) Taxes based upon, measured by or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above; and (iv) any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in clauses (i), (ii), or (iii) above.

“Incremental Defect Escrow Amount” shall have the meaning set forth in Section 9.3(c).

“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“IRS” means the Internal Revenue Service.

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“Knowledge” shall mean, with respect to Seller, the actual knowledge (without any duty of investigation or inquiry) of the individuals listed on Schedule I-1.

“Lands” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any reasonable attorneys’ fees, legal or other expenses incurred in connection therewith.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, or circumstance that, individually or in the aggregate, is materially adverse to the ownership, operation or value of the Purchased Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the Transaction; provided, however, that a Material Adverse Effect shall not include any of the following, and the effects of any of the following should be disregarded in determining a Material Adverse Effect: (a) entering into this Agreement or any Transaction Document or the announcement, pendency or the closing of the transactions contemplated by this Agreement or the Transaction Documents; (b) any action or omission of Seller taken in accordance with the terms of this Agreement or with the consent or request of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets) in the area in which the Purchased Assets are located; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Purchased Assets are located not attributable to the acts or omissions of Seller; (e) acts of God, including hurricanes, earthquakes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, quarantine, terrorist activities or war or any similar disorder; (h) health conditions (including any epidemic, pandemic, or disease outbreak), including any worsening of such conditions; (i) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (j) changes in Laws or accounting rules (including GAAP) and any interpretations thereof from and after the Execution Date; (k) any reclassification or recalculation of reserves; (l) changes in the prices of Hydrocarbons; (m) declines in well performance; (n) any conditions or changes in financial or securities markets (including any disruption thereof) and any fluctuations in currency exchange rates or any decline in the price of any security or market index; and (o) the matters set forth on the Schedules attached hereto.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Mineral Deed” shall mean the Mineral Deed with Special Warranty from Seller to Buyer, in the proportional undivided interests designated by Buyer to Seller prior to Closing, pertaining to the applicable Purchased Assets, substantially in the form attached to this Agreement as Exhibit G-2.

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“Net Revenue Interest” shall mean: (a) with respect to any Tract described on Exhibit A-2, the percentage interest (stated as a decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to such Tract as set forth on Exhibit A-2 (but limited to the applicable Target Formations) and subject to any reservations, limitations or depth restrictions set forth on Exhibit A-2, as to each applicable Target Formation, after giving effect to all Burdens; and (b) with respect to any Well described on Exhibit B or Exhibit B-1, the percentage interest (stated as a decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to such Well as set forth on Exhibit B or Exhibit B-1 (but limited to the applicable Target Formations and subject to any reservations, limitations or depth restrictions set forth on Exhibit B or Exhibit B-1), as to each applicable Target Formation, after giving effect to all Burdens; in each case provided that if a Person’s “Net Revenue Interest” in any Tract or Well differs as to any part or depth of such Tract or Well, then a separate calculation shall be made as to each such part or depth.

“Nonparty Affiliate” shall have the meaning set forth in Section 14.21.

“NORM” shall mean naturally occurring radioactive material.

“Organizational Documents” shall mean, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, general partnership agreement, limited partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Other Party” shall mean (a) when used with respect to Buyer, Seller and (b) when used with respect to Seller, Buyer.

“Other Wells” shall have the meaning set forth in Section 2.1(b).

“Outside Date” shall have the meaning set forth in Section 13.1(b).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

(a)            the terms and conditions of all Leases, Tracts, Units, Surface Rights, Contracts, and all Burdens if the net cumulative effect of such Leases, Tracts, Units, Surface Rights, Contracts, and Burdens does not operate to (i) decrease the aggregate Net Revenue Interest to which Seller is entitled with respect to any Tract described on Exhibit A-2 or Well described on Exhibit B or Exhibit B-1, in each case, as to the applicable Target Formation, in an amount below the Net Revenue Interest set forth on Exhibit A-2, Exhibit B or Exhibit B-1, as applicable for such Tract or Well for such Target Formation or (ii) increase the aggregate Working Interest which Seller is obligated to bear with respect to any Tract described on Exhibit A-2 or Well described on Exhibit B or Exhibit B-1, in each case, as to the applicable Target Formation, in an amount greater than the Working Interest set forth on Exhibit A-2, Exhibit B or Exhibit B-1, as applicable for such Tract or Well for such Target Formation (unless the Net Revenue Interest for such Tract or Well is increased in the same or greater proportion as any such increase in Working Interest);

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(b)            preferential purchase rights (including the Preferential Purchase Rights) or Consents (including Customary Post-Closing Consents) or similar agreements;

(c)            liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings;

(d)            conventional rights of reassignment (that have not been triggered);

(e)            any Encumbrance Buyer has waived;

(f)            all rights reserved to or vested in any Governmental Authority, including required notices to, filings with or other actions by any Governmental Authority in connection with the consummation of the Transaction and all Laws, rules, regulations and orders of Governmental Authority having jurisdiction over the Assets that are customarily obtained subsequent to the assignment of properties similar to the Purchased Assets, including, without limitation, Customary Post-Closing Consents;

(g)            any interest in Surface Rights or other Purchased Assets held by Seller and any other Person indivision or through common ownership;

(h)            easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in or burdening the Purchased Assets for the purpose of operations (including the Surface Rights), facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, that, in each case, do not materially impair the operation of the Purchased Assets as operated as of the Execution Date;

(i)            vendors’, landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, construction or other statutory Encumbrances to the extent arising in the ordinary course of business and securing obligations which are not delinquent (or, if delinquent, that are being diligently contested in good faith in the ordinary course of business);

(j)            liens created under the Purchased Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or, if delinquent, that are listed on Schedule PE or being contested in good faith;

(k)            any Encumbrance affecting the Purchased Assets that is discharged by or on behalf of Seller at or prior to the Closing;

(l)            (i) the assumption regarding an additional overriding royalty interest election described on Exhibit B-1, (ii) the assumption regarding unit composition described on Exhibit A-2, and (iii) all litigation set forth on Schedule 4.5;

(m)            any Encumbrance burdening a Third Party lessor’s or grantor’s interest in the Purchased Assets or Lands (including any Encumbrances created under deeds of trust, mortgages and similar instruments by any such lessor or grantor), which, if not subordinated to the rights of Seller, is not as of the Closing in default or subject to foreclosure or other enforcement proceedings by the holder of such Encumbrance;

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(n)            zoning and planning ordinances and municipal regulations;

(o)            any obligations or duties to any municipality or other Governmental Authority with respect to any franchise, grant, certificate, license or other permit, and all applicable Law that is not delinquent;

(p)            defects that have been cured or remedied by applicable statutes of limitation or statutes of prescription;

(q)            unless Buyer provides affirmative evidence that such facts result in another Person’s superior claim of title to the relevant Purchased Asset, (i) defects arising out of lack of corporate or other entity authorization; (ii) defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain; (iii) defects based upon the failure to record any federal, state or tribal Leases (or assignments thereof), if any, in any applicable county records; (iv) defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings; (v) any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement; (vi) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment); (vii) defects based solely on: (A) lack of information in Seller’s files or similar records (or the absence of such files or records); or (B) references to an unrecorded document(s) to which neither Seller nor any Affiliate of Seller is a party, if such document is dated earlier than January 1, 2000 and is not in Seller’s files; (viii) defects arising out of lack of survey, unless a survey is expressly required by Law; (ix) defects that have been cured by Laws of prescription, adverse possession or limitations; (x) defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record; (xi) defects arising from any change in Laws after the Execution Date; (xii) defects relating to lack of pooling or unitization clauses in any Lease or instrument; (xiii) defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for three (3) years or more; (xiv) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Leases held by production, or lands pooled, communitized or unitized therewith occurring before January 1, 2010; (xv) defects in the chain of title prior to the date that is twenty (20) years prior to the Effective Time, except for any defects consisting of claims or reservations by Governmental Authorities; and (xvi) defects arising from the failure to record releases of Leases that have expired by their own terms;

(r)            calls on production under existing Contracts that are included on Schedule 4.8;

(s)            gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts that are included on either Schedule 4.8 or Schedule 4.17;

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(t)            any Encumbrances created by Law or reserved in any Leases for royalties, bonus or rental, or created to secure compliance with the terms of such Leases, provided that, in each such case, Seller is then in compliance with the terms of such Leases in all material respects and the respective lessor has no cause or right to enforce or execute on such Encumbrances;

(u)            defects or loss of title affecting ownership interests only in formations other than the Target Formations;

(v)            lack of a division order or an operating agreement covering any Lease or Well or failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to such Lease or Well;

(w)            defects based on or arising out of the failure of Seller to enter into, be a party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract to the extent the allocation of Hydrocarbons produced from such Well among Leases or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production; and

(x)            defects based solely on requirements under title opinions that have not been satisfied, if such requirements would be waived by a reasonably prudent operator.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(g).

“Post-Defect Deposit Balance” shall have the meaning set forth in Section 3.1(b).

“Preferential Purchase Right” shall have the meaning set forth in Section 4.7.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3.

“Proceeding” shall mean any proceeding, action, arbitration, litigation, subpoena, or suit commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority.

“Property Expenses” shall have the meaning set forth in Section 2.3.

“Proprietary G&G Data” shall mean all of Seller’s tangible geological and geophysical and other tangible seismic and related technical data and information and any well logs and core samples, in each case, to the extent primarily relating to the Purchased Assets, but excluding (i) any interpretation, analysis and results from processing any of the foregoing, and (ii) any Third Party G&G Data.

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“Purchased Assets” shall have the meaning set forth in Section 2.1.

“R&W Insurance Policy” shall mean any buyer-side representations and warranties insurance policy or policies selected by Buyer with respect to the representations and warranties of Seller and the other matters covered by such policy or policies on terms and conditions set forth on Exhibit H.

“Records” shall have the meaning set forth in Section 2.1(j).

“Remediation,” including the correlative term “Remediate,” shall mean the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, encapsulation, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required (but only to the extent required) under Environmental Laws to cure or correct an Environmental Defect.

“Remediation Amount” shall mean, with respect to an Environmental Defect, the reasonable cost (net to Seller’s interest prior to the consummation of the Transaction) of the most cost-effective Remediation of such Environmental Defect to bring the affected property into compliance with Environmental Laws, including leaving contamination in-place, pursuing risk-based closures, employing institutional or engineering controls, and other similar cost-reducing measures, to the extent allowed pursuant to Environmental Laws. For the avoidance of doubt, the term “Remediation Amount” shall not include (a) amounts for any Remediation activities conducted by Seller, nor any Remediation activities that exceed the requirements of applicable Environmental Law, (b) the costs or expenses of either Party’s or its respective Affiliate’s employees, (c) expenses for matters that are costs of doing business that would be incurred with no Environmental Defects (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Purchased Assets or in connection with permit renewal and/or amendment activities), or (d) general and administrative costs and expenses of a Party or its respective Affiliates.

“Representatives” shall mean, with respect to a given Person, such Person’s Affiliates, and such Person’s and such Person’s Affiliates’ respective officers, directors, members and other direct and indirect owners, partners, managers, employees, agents, financial, legal and other advisors, financing sources, consultants, accountants, and other representatives.

“Retained Liabilities” shall have the meaning set forth in Section 14.1(a).

“SCADA Equipment” shall mean all Supervisory Control and Data Acquisition equipment, fixtures and personal property to the extent located on the Leases or Wells; provided that the “SCADA Equipment” shall not include any software or programs used in connection therewith.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

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“Seller Parties” shall mean, collectively, Seller and Seller’s Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and other Representatives.

“Seller’s Certificate” shall have the meaning set forth in Section 9.3(h).

“Specified Lien” shall have the meaning set forth in Section 6.9.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subsequent Closing” shall have the meaning set forth in Section 9.5.

“Surface Rights” shall have the meaning set forth in Section 2.1(f).

“Suspense Funds” shall mean proceeds of production which Seller or any Seller Parties is holding a of the Closing Date which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to the Purchased Assets.

“Target Closing Date” shall have the meaning set forth in Section 9.1.

“Target Formation” shall mean (a) with respect to each Tract described on Exhibit A-2, the Haynesville Formation and/or the Haynesville Zone and/or the Jurassic Formation or Zone and/or any other definition of the applicable Haynesville Shale unit interval employed by the Louisiana Office of Conservation, including the Bossier Formation, Bossier Zone or similar definitions (the “Haynesville Zone”) (except as otherwise indicated on Exhibit A-2) and (b) with respect to each Well described on Exhibit B and Exhibit B-1, the formation or formations being produced by such Well as of the Claim Date, or as otherwise set forth on Exhibit B and Exhibit B-1.

“Taxes” shall mean any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, document, filing, recording, registration, authorization, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value-added, sales, use, customs, duties, capital stock, franchise, excise, withholding, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tellurian Production” shall have the meaning set forth in the introductory paragraph of this Agreement.

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“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party G&G Data” shall mean all of Seller’s G&G Data that is licensed from a Third Party.

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, with respect to any Tract described on Exhibit A-2 or Well described on Exhibit B or Exhibit B-1, any right, circumstance or condition that (a) entitles Seller to receive the Net Revenue Interest with respect to any such Tract or Well as to any applicable Target Formation that is more than the Net Revenue Interest set forth on Exhibit A-2, Exhibit B or Exhibit B-1 for such Tract or Well, as applicable, as to such applicable Target Formation; or (b) obligates Seller to bear the Working Interest with respect to any such Tract or Well as to any applicable Target Formation that is less than the Working Interest set forth on Exhibit A-2, Exhibit B or Exhibit B-1 for such Tract or Well, as applicable, as to such applicable Target Formation, except for decreases to the extent that they are accompanied by a proportional or greater decrease in Seller’s corresponding Net Revenue Interest as to such Target Formation.

“Title Benefit Amount” shall mean the amount by which the Allocated Value of a Title Benefit Property is increased as a result of the existence of a Title Benefit.

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Defect” shall mean any Encumbrance, defect or other matter (for the avoidance of doubt, other than Permitted Encumbrances) that causes Seller not to have Defensible Title in and to any of the Tract set forth on Exhibit A-2 or Wells set forth on Exhibit B as of the Claim Date.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Tracts” shall mean the lands described in the “Tracts” column of Exhibit A-2, covering all or a portion of a Lease and as to the applicable Target Formations; provided, that the term “Tracts” shall not include any Well.

“Transaction” shall have the meaning set forth in the introductory paragraph herein.

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 14.4(b).

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“Transition Services Agreement” shall mean the Transition Services Agreement between Seller and Buyer, substantially in the form attached to this Agreement as Exhibit J.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Units” shall have the meaning set forth in Section 2.1(c).

“Wells” shall have the meaning set forth in Section 2.1(b).

“Wells in Progress” shall have the meaning set forth in Section 2.1(b).

“Working Interest” shall mean, with respect to any Tract or Well, the interest (stated as a decimal) in and to such Tract or Well (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit A-2 for such Tract or Exhibit B for such Well) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Tract or Well (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit A-2 for such Tract or Exhibit B for such Well), but without regard to the effect of any Burdens; provided, that if a Person’s “Working Interest” in any Tract or Well differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.

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